Exhibit 10(i)A(5)

CREDIT AND SECURITY AGREEMENT

DATED AS OF OCTOBER 19, 2007

AMONG

ACUITY ENTERPRISE INC., AS BORROWER,

ACUITY SPECIALTY PRODUCTS, INC., AS SERVICER,

VARIABLE FUNDING CAPITAL COMPANY,

THE LIQUIDITY BANKS FROM TIME TO TIME PARTY HERETO

AND

WACHOVIA BANK, NATIONAL ASSOCIATION, AS AGENT

SCHEDULE B

DOCUMENTS TO BE DELIVERED TO THE AGENT

ON OR PRIOR TO THE INITIAL PURCHASE

I.	Parties.

VFCC =	Variable Funding Capital Company LLC
Wachovia =	Wachovia Bank, National Association
Zep =	Zep, Inc.
ASP =	Acuity Specialty Products, Inc.
AEI =	Acuity Enterprise, Inc.

II.	Closing Documents.

1.	Amendment to Amended and Restated Receivables Sale and Contribution Agreement between ASP and AEI.

2.	Credit and Security Agreement among AEI, ASP as Servicer, VFCC and Wachovia.

3.	Performance Undertaking by ZEP in favor of AEI.

4.	Fee Letter between Agent and AEI.

5. A certificate of the [Assistant] Secretary of each of ABI, ASP and AEI (collectively, the “Companies”) certifying:

(a) A copy of the Resolutions of its Board of Directors authorizing its execution, delivery and performance of the Transaction Documents to which it is a party;

(b) A copy of its certificate/articles of incorporation (also certified by the Secretary of State of its State of Incorporation on or within thirty (30) days prior to closing)[, as amended and/or restated through the closing date];

(c) A copy of its by-laws, as amended)[, as amended and/or restated through the closing date];

(d) A copy of a good standing certificate issued by the Secretaries of State of (i) its state of incorporation, and (ii), if different, that state where it maintains its principal place of business; and

(e) The names, titles and signatures of its officers authorized to execute the Transaction Documents.

i

6.	Pre-filing state and federal tax lien, judgment lien and UCC lien searches in the following locations against the Borrower:

UCC Lien Search Jurisdictions: Delaware

Federal and State Tax Lien and Judgment Lien Jurisdictions: Delaware, Georgia and Fulton County (Georgia)

7.	UCC Financing Statement

8.	A favorable opinion of in-house counsel to Zep as to certain matters.

9.	A favorable opinion of Kilpatrick Stockton as to certain corporate matters.

10.	A favorable opinion of Kilpatrick Stockton as to certain UCC matters.

11.	[Reserved] [ELIGIBLE LIQUIDITY AGREEMENT NOTICE]

12.	Liquidity Agreement by and between VFCC and Wachovia.

EXHIBITS AND SCHEDULES

Exhibit I	Definitions

Exhibit II	Form of Borrowing Notice

Exhibit III	Places of Business of the Loan Parties; Locations of Records; Federal Employer and Organizational Identification Number(s); Prior Names

Exhibit IV	Names of Collection Banks; Collection Accounts

Exhibit V	Form of Compliance Certificate

Exhibit VI	Form of Collection Account Agreement

Exhibit VII	Form of Assignment Agreement

Exhibit VIII	Form of Monthly Report

Exhibit IX	Form of Performance Undertaking

Schedule A	Commitments

Schedule B	Closing Documents

v

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT, dated as of October 19, 2007 is entered into by and among:

(a) Acuity Enterprise, Inc. (“AEI”), a Delaware corporation (the “Borrower”),

(b) Acuity Specialty Products, Inc., a Georgia corporation (“ASP”), as initial Servicer (the Servicer, together with the Borrower, the “Loan Parties” and each, a “Loan Party”),

(c) The entities listed on Schedule A to this Agreement (together with any of their respective successors and assigns hereunder, the “Liquidity Banks”),

(d) Variable Funding Capital Company LLC, a Delaware limited liability company (“VFCC”), and

(e) Wachovia Bank, National Association, as agent for the Lenders hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the “Agent”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in

Exhibit I.

PRELIMINARY STATEMENTS

The Borrower desires to borrow from the Lenders from time to time.

VFCC may, in its absolute and sole discretion, make Advances to the Borrower from time to time.

In the event that VFCC declines to make any Advance, the Liquidity Banks shall, at the request of the Borrower, make Advances from time to time.

Wachovia Bank, National Association has been requested and is willing to act as Agent on behalf of VFCC and the Liquidity Banks in accordance with the terms hereof.

ARTICLE I.

THE ADVANCES

Section 1.1 Credit Facility.

(a) Upon the terms and subject to the conditions hereof, from time to time prior to the Facility Termination Date:

(i) The Borrower may, at its option, request Advances from the Lenders in an aggregate principal amount at any one time outstanding not to exceed the Borrowing

Base and provided that the aggregate principal amount of the Advances outstanding at any one time shall not exceed the Aggregate Commitment; and

(ii) VFCC may, at its option, make the requested Advance, or if VFCC shall decline to make any Advance, except as otherwise provided in Section 1.2, the Liquidity Banks severally agree to make Loans in an aggregate principal amount equal to the requested Advance.

Each of the Advances, and all other Obligations, shall be secured by the Collateral as provided in Article XIII. It is the intent of VFCC to fund all Advances by the issuance of Commercial Paper.

(b) The Borrower may, at its option, upon at least 5 Business Days’ notice to the Agent, terminate in whole or reduce in part, ratably among the Liquidity Banks, the unused portion of the Aggregate Commitment; provided that each partial reduction of the Aggregate Commitment shall be in an amount equal to $5,000,000 (or a larger integral multiple of $1,000,000 if in excess thereof) and shall reduce the Commitments of the Liquidity Banks ratably in accordance with their respective Pro Rata Shares.

(c) On the date hereof, all loans outstanding to the Borrower under the Existing Agreement shall be refinanced with the initial Loans under this Agreement except that no Broken Funding Costs shall be payable as a result of such refinancing.

Section 1.2 Increases. The Borrower (or the Servicer on its behalf) shall provide the Agent with at least two (2) Business Days’ prior notice in a form set forth as Exhibit II hereto of each requested Advance (each, a “Borrowing Notice”). Each Borrowing Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the aggregate principal amount requested by the Borrower (which shall not be less than $1,000,000 or a larger integral multiple of $100,000) and the Borrowing Date (which, in the case of any Advance after the initial Advance hereunder, shall only be on a Settlement Date) and, in the case of an Advance to be funded by the Liquidity Banks, the requested Interest Rate and Interest Period. Following receipt of a Borrowing Notice, the Agent will determine whether VFCC agrees to make each requested Advance. If VFCC declines to make a proposed Advance, the Borrower may cancel the Borrowing Notice or, in the absence of such a cancellation, the requested Advance will be made by the Liquidity Banks. On the date of each Advance, upon satisfaction of the applicable conditions precedent set forth in Article VI, VFCC or the Liquidity Banks, as applicable, shall wire transfer to the Borrower’s account specified in the applicable Borrowing Notice, in immediately available funds, no later than 2:00 p.m. (New York time), an aggregate amount equal to (i) in the case of VFCC, the principal amount of the requested Advances or (ii) in the case of a Liquidity Bank, such Liquidity Bank’s Pro Rata Share of the principal amount of the requested Advances.

Section 1.3 Decreases. Except as provided in Section 1.4, the Borrower shall provide the Agent with prior written notice in conformity with the Required Notice Period (a “Reduction Notice”) of any proposed reduction of the aggregate principal balance of the Advances outstanding. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such principal reduction shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the principal amount owing from the Borrower to be reduced which shall be applied ratably to the Borrower’s Loans from VFCC and the Liquidity Banks in accordance with the amount of principal (if any) owing to VFCC, on the one hand, and the amount of principal (if any) owing to the Liquidity Banks (ratably, based on their respective Pro Rata Shares), on the other hand (the “Aggregate Reduction”). Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.4 Deemed Collections; Borrowing Base.

(a) If on any day:

(i) the Outstanding Balance of any Receivable is reduced as a result of any defective or rejected goods or services, any cash discount or any other adjustment by Originator or any Affiliate thereof, or as a result of any tariff or other governmental or regulatory action, or

(ii) the Outstanding Balance of any Receivable is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

(iii) the Outstanding Balance of any Receivable is reduced on account of the obligation of Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

(iv) the Outstanding Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Monthly Report (for any reason other than such Receivable becoming a Defaulted Receivable), or

(v) any of the representations or warranties of the Borrower set forth in Section 5.1(i), (j), (q), (r), (s) or (t) were not true when made with respect to any Receivable,

then, on such day, the Borrower shall be deemed to have received a Collection of such Receivable (A) in the case of clauses (i)-(iv) above, in the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating such Net Pool Balance, as applicable; and (B) in the case of clause (v) above, in the amount of the Outstanding Balance of such Receivable and, effective as of the date on which the next succeeding Monthly Report is required to be delivered, the Borrowing Base of the Borrower shall be reduced by the amount of such Deemed Collection.

(b) The Borrower shall ensure that the aggregate principal balance of the Advances outstanding at no time exceeds the Borrowing Base and that the Aggregate Principal outstanding at no time exceeds the Aggregate Commitment. If at any time the aggregate principal balance of the Advances outstanding to the Borrower exceeds the Borrowing Base, the Borrower agrees pay to the Agent not later than the next succeeding Settlement Date an amount to be applied to reduce such outstanding principal balance (as allocated by the Agent), such that after giving effect to such payment the aggregate principal balance of the Advances outstanding is less than or equal to the Borrowing Base. If at any time the Aggregate Principal exceeds the Aggregate Commitment, the Borrower agrees to pay to the Agent not later than the next succeeding Settlement Date an amount to be applied to reduce Aggregate Principal (as allocated by the Agent), such that after giving effect to such payment, the Aggregate Principal is less than or equal to the Aggregate Commitment.

Section 1.5 Payment Requirements. All amounts to be paid or deposited by any Loan Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York time) on the day when due in immediately available funds, and if not received before 12:00 noon (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Lender, they shall be paid to the Agent’s Account, for the account of such Lender, until otherwise notified by the Agent. Upon notice to the Borrower, the Agent may debit the Borrower’s accounts for all amounts due and payable hereunder. All computations of CP Costs, Interest, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

Section 1.6 Ratable Loans; Funding Mechanics; Liquidity Fundings.

(a) Each Advance hereunder shall consist of one or more Loans made by VFCC and/or the Liquidity Banks.

(b) Each Lender funding any Loan shall wire transfer the principal amount of its Loan to the Agent in immediately available funds not later than 12:00 noon (New York City time) on the applicable Borrowing Date and, subject to its receipt of such Loan proceeds, the Agent shall wire transfer such funds to the Borrower’s account specified in the applicable Borrowing Request not later than 2:00 p.m. (New York City time) on such Borrowing Date.

(c) While it is the intent of VFCC to fund each requested Advance through the issuance of its Commercial Paper, the parties acknowledge that if VFCC is unable, or determines in good faith that it is undesirable, to issue Commercial Paper to fund all or any portion of its Loans, or is unable to repay such Commercial Paper upon the maturity thereof, VFCC may put all or any portion of its Loans to the Liquidity Banks at any time pursuant to the Liquidity Agreement to finance or refinance the necessary portion of its Loans through a Liquidity Funding to the extent available. The Liquidity Fundings may be Alternate Base Rate Loans or LIBO Rate Loans, or a combination thereof, selected by the Borrower in accordance with Article IV. Regardless of whether a Liquidity Funding constitutes the direct funding of a Loan, an assignment of a Loan made by VFCC or the sale of one or more participations in a Loan made by VFCC, each Liquidity Bank participating in a Liquidity Funding shall have the rights of a “Lender” hereunder with the same force and effect as if it had directly made a Loan to the Borrower in the amount of its Liquidity Funding.

(d) Nothing herein shall be deemed to commit VFCC to make Loans.

ARTICLE II.

PAYMENTS AND COLLECTIONS

Section 2.1 Payments. The Borrower hereby promises to pay:

(a) the Aggregate Principal on and after the Facility Termination Date as and when Collections are received;

(b) the fees set forth in the Fee Letter on the dates specified therein;

(c) all accrued and unpaid Interest on the Alternate Base Rate Loans on each Settlement Date applicable thereto;

(d) all accrued and unpaid Interest on the LIBO Rate Loans on the last day of each Interest Period applicable thereto;

(e) all accrued and unpaid CP Costs on the CP Rate Loans on each Settlement Date; and

(f) all Broken Funding Costs and Indemnified Amounts upon demand.

Section 2.2 Collections Prior to Amortization; Repayment of Certain Demand Advances. Without limiting recourse to the Borrower for the Obligations under Section 2.1:

(a) On each Settlement Date prior to the Amortization Date, the Servicer shall deposit to the Agent’s Account, for distribution to the Lenders, a portion of the Collections received by the Servicer during the preceding Settlement Period (after deduction of the accrued and unpaid Servicing Fee for such Settlement Period) equal to the sum of the following amounts for application to the Obligations in the order specified:

first, ratably to the payment of all accrued and unpaid CP Costs, Interest and Broken Funding Costs (if any) that are then due and owing,

second, ratably to the payment of all accrued and unpaid fees under the Fee Letter (if any) that are then due and owing,

third, if required under Section 1.3 or 1.4, to the ratable reduction of Aggregate Principal, and fourth, for the ratable payment of all other unpaid Obligations, if any, that are then due and owing.

The balance, if any, shall be paid to the Borrower or otherwise in accordance with the Borrower’s instructions. Collections applied to the payment of Obligations shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.2(a), shall be shared ratably (within each priority) among the Agent and the Lenders in accordance with the amount of such Obligations owing to each of them in respect of each such priority.

(b) If the Collections are insufficient to pay the Servicing Fee and the Obligations specified above on any Settlement Date, the Borrower shall make demand upon ASP for repayment of any outstanding Demand Advances in an aggregate amount equal to the lesser of (i) the amount of such shortfall in Collections, and (ii) the aggregate outstanding principal balance of the Demand Advances, together with all accrued and unpaid interest thereon, and ASP hereby agrees to pay the amount demanded of it to the Agent’s Account on such Settlement Date.

Section 2.3 Repayment of Demand Advances on the Amortization Date; Collections Following Amortization.

(a) On the Amortization Date, ASP hereby agrees to repay the aggregate outstanding principal balance of all Demand Advances made to it, together with all accrued and unpaid interest thereon, to the Agent’s Account, without demand or notice of any kind, all of which are hereby expressly waived by ASP.

(b) Without limiting recourse to the Borrower for the Obligations under Section 2.1, on the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust for the Secured Parties, all Collections received by the Servicer on such day. On and after the Amortization Date, the Servicer shall, on each Settlement Date and on each other Business Day specified by the Agent (after deduction of the accrued and unpaid Servicing Fee as of such date): (i) remit to the Agent’s Account the amounts set aside pursuant to the preceding two sentences, and (ii) apply such amounts to reduce the Obligations as follows:

first, to the reimbursement of the Agent’s actual and reasonable costs of collection and enforcement of this Agreement,

second, ratably to the payment of all accrued and unpaid CP Costs, Interest and Broken Funding Costs,

third, ratably to the payment of all accrued and unpaid fees under the Fee Letter,

fourth, to the ratable reduction of Aggregate Principal, and fifth, for the ratable payment of all other unpaid Obligations.

After the Obligations have been indefeasibly reduced to zero, all Collections shall be paid to the Borrower or otherwise in accordance with the Borrower’s instructions. Collections applied to the payment of Obligations shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.3(b), shall be shared ratably (within each priority) among the Agent and the Lenders in accordance with the amount of such Obligations owing to each of them in respect of each such priority.

Section 2.4 Payment Rescission. No payment of any of the Obligations shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus Interest on such amount at the Default Rate from the date of any such rescission, return or refunding.

ARTICLE III.

VFCC FUNDING

Section 3.1 CP Costs. The Borrower agrees to pay CP Costs with respect to the principal balance of each of VFCC’s Loans from time to time outstanding. Each Loan of VFCC that is funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share that the principal in respect of such Loan represents in relation to all assets held by VFCC and funded substantially with related Pooled Commercial Paper.

Section 3.2 Calculation of CP Costs. Not later than the 3rd Business Day immediately preceding each Monthly Reporting Date, VFCC shall calculate the aggregate amount of CP Costs applicable to its CP Rate Loans for the Calculation Period then most recently ended and shall notify the Borrower of such aggregate amount.

Section 3.3 CP Costs Payments. On each Settlement Date, the Borrower agrees to pay to the Agent (for the benefit of VFCC) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the principal associated with all CP Rate Loans for the Calculation Period then most recently ended in accordance with Article II.

Section 3.4 Default Rate. From and after the occurrence and during the continuation of an Amortization Event, all Loans of VFCC shall accrue Interest at the Default Rate and shall cease to be CP Rate Loans.

ARTICLE IV.

LIQUIDITY BANK FUNDING

Section 4.1 Liquidity Bank Funding. Prior to the occurrence of an Amortization Event, the outstanding principal balance of each Liquidity Funding shall accrue interest for each day during its Interest Period at either the LIBO Rate or the Alternate Base Rate in accordance with the terms and conditions hereof. Until the Borrower gives notice to the Agent of another Interest Rate in accordance with Section 4.4, the initial Interest Rate for any Loan transferred to the Liquidity Banks by VFCC pursuant to the Liquidity Agreement shall be the Alternate Base Rate (unless the Default Rate is then applicable). If the Liquidity Banks acquire by assignment from VFCC any Loan pursuant to the Liquidity Agreement, each Loan so assigned shall each be deemed to have an Interest Period commencing on the date of any such assignment.

Section 4.2 Interest Payments. On the Settlement Date for each Liquidity Funding, the Borrower agrees to pay to the Agent (for the benefit of the Liquidity Banks) an aggregate amount equal to the accrued and unpaid Interest for the entire Interest Period of each such Liquidity Funding in accordance with Article II.

Section 4.3 Selection and Continuation of Interest Periods.

(a) With consultation from (and approval by) the Agent (which approval shall not be unreasonably withheld or delayed), the Borrower shall from time to time request Interest Periods for the Liquidity Fundings, provided that if at any time any Liquidity Funding is outstanding, the Borrower shall always request Interest Periods such that at least one Interest Period shall end on the date specified in clause (A) of the definition of Settlement Date.

(b) The Borrower or the Agent, upon notice to and consent by the other received at least three (3) Business Days prior to the end of an Interest Period (the “Terminating Tranche”) for any Liquidity Funding, may, effective on the last day of the Terminating Tranche: (i) divide any such Liquidity Funding into multiple Liquidity Fundings, (ii) combine any such Liquidity Funding with one or more other Liquidity Fundings that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Liquidity Funding with a new Liquidity Funding to be made by the Liquidity Banks on the day such Terminating Tranche ends.

Section 4.4 Liquidity Bank Interest Rates. The Borrower may select the LIBO Rate or the Alternate Base Rate for each Liquidity Funding. The Borrower shall by 12:00 noon (New York time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Interest Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Alternate Base Rate is being requested as a new Interest Rate, give the Agent irrevocable notice of the new Interest Rate for the Liquidity Funding associated with such Terminating Tranche. Until the Borrower gives notice to the Agent of another Interest Rate, the initial Interest Rate for any Loan transferred to the Liquidity Banks pursuant to the Liquidity Agreement shall be the Alternate Base Rate (unless the Default Rate is then applicable).

Section 4.5 Suspension of the LIBO Rate

(a) If any Liquidity Bank notifies the Agent that it has reasonably determined that funding its Pro Rata Share of the Liquidity Fundings at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Liquidity Funding at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Liquidity Funding at such LIBO Rate, then the Agent shall suspend the availability of such LIBO Rate and require the Borrower to select the Alternate Base Rate for any Liquidity Funding accruing Interest at such LIBO Rate.

(b) If less than all of the Liquidity Banks give a notice to the Agent pursuant to Section 4.5(a), each Liquidity Bank which gave such a notice shall be obliged, at the request of the Borrower, VFCC or the Agent, to assign all of its rights and obligations hereunder to (i)

another Liquidity Bank or (ii) another funding entity nominated by the Borrower or the Agent that is an Eligible Assignee willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Liquidity Bank; provided that (i) the notifying Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of all Obligations owing to it (whether due or accrued), and (ii) the replacement Liquidity Bank otherwise satisfies the requirements of Section 12.1(b).

Section 4.6 Default Rate. From and after the occurrence and during the continuation of an Amortization Event, all Liquidity Fundings shall accrue Interest at the Default Rate.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Loan Parties. Each Loan Party hereby represents and warrants to the Agent and the Lenders, as to itself, as of the date hereof and except for such representations or warranties that are limited to a certain date or period, as of the date of each Advance and as of each Settlement Date that:

(a) Existence and Power. Such Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the state indicated in the preamble to this Agreement, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and where the failure to qualify would have or could reasonably be expected to cause a Material Adverse Effect, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution, delivery and performance by such Loan Party of the Transaction Documents to which it is a party (i) are within such Loan Party’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of such Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Loan Party or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Adverse Claim on any asset of such Loan Party (except as created hereunder). This Agreement and each other Transaction Document to which such Loan Party is a party has been duly executed and delivered by such Loan Party.

(c) No Bulk Sale. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Loan Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There is no action, suit or proceeding pending, or to the knowledge of such Loan Party overtly threatened in writing, against or affecting such Loan Party or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which has had or is likely to have a Material Adverse Effect.

(f) Binding Effect. This Agreement constitutes and, when executed and delivered in accordance with this Agreement, each other Transaction Document to which such Loan Party is a party, will constitute valid and binding obligations of such Loan Party enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(g) Accuracy of Information. All information heretofore furnished by such Loan Party to the Agent or any of the Lenders for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by such Loan Party to the Agent or any of the Lenders will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. Such Loan Party has disclosed to the Agent in writing any and all facts known to its Executive Officers which would have or reasonably would be expected to cause a Material Adverse Effect.

(h) Use of Proceeds. The Borrower is not engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Advance will be used to purchase or carry any Margin Stock (except to the extent expressly permitted under the proviso to Section 7.1(i)(L)) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation T, U or X.

(i) Good Title. The Borrower (i) is the legal and beneficial owner of the Receivables and (ii) is the legal and beneficial owner of the Related Security with respect thereto or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim, except for Permitted Encumbrances. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Borrower’s ownership interest in each such Receivable, its Collections and the Related Security and the Agent’s security interest therein.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to create in favor of the Agent, for the benefit of the Lenders, a valid and perfected security interest in all of the Borrower’s right, title and interest in and to each Receivable pledged by it existing and hereafter arising, together with all Collections and Related Security with respect thereto, in each case, free and clear of any Adverse Claim, except for Permitted Encumbrances.

(k) Places of Business and Locations of Records. The principal places of business and chief executive office of each Loan Party and the offices where it keeps all of its

Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 7.2(a) has been taken and completed. The Borrower’s Federal Employer Identification Number and Organization Identification Number is correctly set forth on Exhibit III.

(l) Collections. The conditions and requirements set forth in Section 7.1(j) have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. The Borrower has not granted any Person, other than the Agent under Section 8.3 hereof and the Collection Account Agreements dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

(m) Material Adverse Effect. During the period May 31, 2007 through and including the date of this Agreement, in the good faith judgment of the Executive Officers, no event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(n) Names. The name in which the Borrower has executed this Agreement is identical to the name of Borrower as indicated on the public record of its state of organization which shows Borrower to have been organized. In the past five (5) years, the Borrower has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement and as listed on Exhibit III.

(o) Not an Investment Company. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(p) Compliance with Law. The Borrower has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(q) Compliance with Credit and Collection Policy. The Borrower has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such material change as to which the Agent has been notified in accordance with Section 7.1(a).

(r) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(s) Accounting. The manner in which the Borrower accounts for the transactions contemplated by the Receivables Sale Agreement does not jeopardize the characterization of the transactions contemplated therein as being true sales.

(t) Eligible Receivables. Each Receivable reflected in any Monthly Report as an Eligible Receivable was an Eligible Receivable on the date of such Monthly Report.

(u) Borrowing Limitations. Immediately after giving effect to each Advance and each settlement on any Settlement Date hereunder, the aggregate principal balance of the Advances outstanding is less than or equal to the Borrowing Base, and the Aggregate Principal outstanding is less than or equal to the Aggregate Commitment.

Section 5.2 Liquidity Bank Representations and Warranties. Each Liquidity Bank hereby represents and warrants to the Agent, VFCC and the Loan Parties that:

(a) Existence and Power. Such Liquidity Bank is a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational power to perform its obligations hereunder and under the Liquidity Agreement.

(b) No Conflict. The execution and delivery by such Liquidity Bank of this Agreement and the Liquidity Agreement and the performance of its obligations hereunder and thereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement and the Liquidity Agreement have been duly authorized, executed and delivered by such Liquidity Bank.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Liquidity Bank of this Agreement or the Liquidity Agreement and the performance of its obligations hereunder or thereunder.

(d) Binding Effect. Each of this Agreement and the Liquidity Agreement constitutes the legal, valid and binding obligation of such Liquidity Bank enforceable against such Liquidity Bank in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

ARTICLE VI.

CONDITIONS OF ADVANCES

Section 6.1 Conditions Precedent to Initial Advance. The initial Advance under this Agreement is subject to the conditions precedent that (a) the Agent shall have received on or before the date of such Advance those documents listed on Schedule A to the Receivables Sale Agreement and those documents listed on Schedule B to this Agreement, and (b) the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

Section 6.2 Conditions Precedent to All Advances. Each Advance and each rollover or continuation of any Advance shall be subject to the further conditions precedent that (a) the Servicer shall have delivered to the Agent on or prior to the date thereof, in form and substance satisfactory to the Agent, all Monthly Reports as and when due under Section 8.5; (b) the Facility Termination Date shall not have occurred; (c) the Agent shall have received such other approvals, opinions or documents as it may reasonably request; and (d) on the date thereof, the following statements shall be true (and acceptance of the proceeds of such Advance shall be deemed a representation and warranty by the Borrower that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 are true and correct in all material respects on and as of the date of such Advance (or such Settlement Date, as the case may be) as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Advance (or the continuation thereof), that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Advance (or the continuation thereof), that would constitute an Unmatured Amortization Event; and

(iii) after giving effect to such Advance (or the continuation thereof), the aggregate principal balance of the Advances outstanding to will not exceed the Borrowing Base and the Aggregate Principal outstanding is less than or equal to the Aggregate Commitment.

ARTICLE VII.

COVENANTS

Section 7.1 Affirmative Covenants of the Loan Parties. Until the Final Payout Date, each Loan Party hereby covenants, as to itself, as set forth below:

(a) Financial Reporting. Such Loan Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:

(i) Annual Reporting. As soon as available and in any event within 90 days (or such longer period as may be the subject of an extension granted by the Securities and Exchange Commission) after the end of each Fiscal Year, (A) a consolidated balance sheet of the Performance Guarantor and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Ernst & Young, LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Agent, and (B) an unaudited balance sheet and income statement for the Borrower for such Fiscal Year, certified in a manner acceptable to the Agent by the Borrower’s chief financial officer.

(ii) Quarterly Reporting. As soon as available and in any event within 45 days (or such longer period as may be the subject of an extension granted by the Securities and Exchange Commission) after the end of each of the first 3 Fiscal Quarters of each Fiscal Year, (A) a consolidated balance sheet of the Performance Guarantor and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Performance Guarantor, and (B) an unaudited balance sheet and income statement for the Borrower for such Fiscal Quarter, certified in a manner acceptable to the Agent by the Borrower’s chief financial officer.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by an Authorized Officer of the Performance Guarantor and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Shareholders Statements and Reports. Promptly upon the mailing thereof to the shareholders of the Performance Guarantor generally, copies of all financial statements, reports and proxy statements so mailed.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Performance Guarantor shall have filed with the Securities and Exchange Commission.

(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent or VFCC, copies of the same.

(vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent’s consent thereto.

(viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Loan Party as the Agent may from time to time reasonably request in order to protect the interests of the Agent, for the benefit of VFCC, under or as contemplated by this Agreement.

(b) Notices. Such Loan Party will notify the Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Unmatured Amortization Events. Within one (1) Business Day after any Responsible Officer learns thereof, the occurrence of each Amortization Event and each Unmatured Amortization Event, by a statement of an Authorized Officer of such Loan Party.

(ii) Termination Events or Unmatured Termination Events. Within one (1) Business Day after any Responsible Officer learns thereof, the occurrence of each Termination Event and each Unmatured Termination Event, by a statement of an Authorized Officer of ASP.

(iii) Defaults Under Other Agreements. Within one (1) Business Day after any Responsible Officer learns thereof, the occurrence of a default or an event of default under any other financing arrangement pursuant to which any Loan Party is a debtor or an obligor which relates to debt in excess of $25,000,000.

(iv) ERISA Events. If and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; provided, however, that each of the foregoing notices shall not be required to be given unless the reportable event, withdrawal liability, plan termination or trustee appointment involved could reasonably be expected to give rise to a liability of more than $1,000,000 on the part of the Performance Guarantor or any of its Subsidiaries.

(v) Termination Date. Within one (1) Business Day after any Responsible Officer learns thereof, the occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.

(vi) Notices under Receivables Sale Agreement. Copies of all notices delivered under the Receivables Sale Agreement.

(c) Compliance with Laws and Preservation of Corporate Existence.

(i) Such Loan Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Loan Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except (A) where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect, and (B) to the extent permitted under Section 7.1(c)(ii) below.

(ii) Notwithstanding anything herein or in any of the other Transaction Documents to the contrary:

(A) ASP or the Parent may merge or consolidate with any other Person provided that (1) the surviving corporation is the Parent or a wholly-owned Subsidiary of the Parent, (2) the survivor executes and delivers such Uniform Commercial Code financing statements and other documents as the Administrative Agent may reasonably request in order to maintain the perfection of the interests conveyed under the Transaction Documents and (3) no Amortization Event or Unmatured Amortization Event has occurred and is continued after giving effect to such transaction, and

(B) ASP may merge or consolidate with the Parent provided that (1) the Parent is the corporation surviving such merger, (2) the Parent executes and delivers such Uniform Commercial Code financing statements and other documents as the Administrative Agent may reasonably request in order to maintain the perfection of the interests conveyed under the Transaction Documents and (3) no Amortization Event or Unmatured Amortization Event has occurred and is continued after giving effect to such transaction.

(d) Audits. Such Loan Party will furnish to the Agent from time to time such information with respect to it and the Receivables as the Agent may reasonably request. Such Loan Party will, at the sole cost of such Loan Party from time to time upon prior written request of the Agent given (unless an Amortization Event shall have occurred and be continuing) not less than three (3) Business Days prior to a requested visit, permit the Agent, or its agents or representatives (and shall cause each Originator to permit the Agent or its agents or representatives) during normal business hours: (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Collateral, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Collateral or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of the Borrower or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a “Review”); provided, however, that, so long as no Amortization Event has occurred and is continuing, (A) the Loan Parties shall only be responsible for the costs and expenses of one (1) Review in any one calendar year, and (B) the Agent will not request more than four (4) Reviews in any one calendar year. To the extent that Agent, in the course of any Review, obtains possession of any Proprietary Information pertaining to any Loan Party or any of its Affiliates, Agent shall handle such information in accordance with the requirements of Section 14.5 hereof.

(e) Keeping and Marking of Records and Books.

(i) The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Such Loan Party will (and will cause each Originator to): (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to the Agent, describing the Agent’s security interest in the Collateral and (B) upon the request of the Agent following the occurrence and during the continuance of an Amortization Event: (x) mark each Contract with a legend describing the Agent’s security interest and (y) deliver to the Agent all Contracts (including, without limitation, all multiple originals of any such Contract constituting an instrument, a certificated security or chattel paper) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Such Loan Party will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Performance and Enforcement of Receivables Sale Agreement. The Borrower will, and will require each Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms of the Receivables Sale Agreement and will vigorously enforce the rights and remedies accorded to the Borrower under the

Receivables Sale Agreement. The Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent, as the Borrower’s assignee) under the Receivables Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(h) Ownership. The Borrower will (or will cause the applicable Originator to) take all necessary action to (i) vest legal and equitable title to the Collateral purchased under the Receivables Sale Agreement irrevocably in the Borrower, free and clear of any Adverse Claims (other than Permitted Encumbrances) including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Borrower’s interest in such Collateral and such other action to perfect, protect or more fully evidence the interest of the Borrower therein as the Agent may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all Collateral, free and clear of any Adverse Claims (other than Permitted Encumbrances), including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (for the benefit of the Secured Parties) security interest in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Secured Parties as the Agent may reasonably request.

(i) Reliance. The Borrower acknowledges that the Agent and VFCC are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from the Originator. Therefore, from and after the date of execution and delivery of this Agreement, the Borrower shall take all reasonable steps, including, without limitation, all steps that the Agent or VFCC may from time to time reasonably request, to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the Originator and any Affiliates thereof (other than the Borrower) and not just a division of the Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Borrower will:

(A) conduct its own business in its own name;

(B) compensate all employees, consultants and agents directly, from the Borrower’s own funds, for services provided to the Borrower by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Borrower is also an employee, consultant or agent of Originator or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between the Borrower and the Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to the Borrower and the Originator or such Affiliate, as applicable;

(C) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of Originator, the Borrower shall lease such office at a fair market rent;

(D) have a separate telephone number, which will be answered only in its name and separate stationery and checks in its own name;

(E) conduct all transactions with each Originator strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Borrower and the Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(F) at all times have a Board of Directors consisting of three members, at least one member of which is an Independent Director;

(G) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of the Borrower or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Borrower, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H) maintain the Borrower’s books and records separate from those of each Originator and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of Originator or any Affiliate thereof;

(I) prepare its financial statements separately from those of each Originator and insure that any consolidated financial statements of Originator or any Affiliate thereof that include the Borrower and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that the Borrower is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of the Borrower;

(J) except as herein specifically otherwise provided, maintain the funds or other assets of the Borrower separate from, and not commingled with, those of Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which the Borrower alone is the account party, into which the Borrower alone makes deposits and from which the Borrower alone (or the Agent hereunder) has the power to make withdrawals;

(K) pay all of the Borrower’s operating expenses from the Borrower’s own assets (except for certain payments by Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(L) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the applicable Originator thereunder for the purchase of Receivables from the Originator under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(M) maintain its corporate charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Incorporation or By-Laws in any respect that would materially impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;

(N) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent;

(O) maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary.

(P) maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

(Q) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Kilpatrick Stockton LLP, as counsel for the Borrower, in connection with the closing or initial Advance under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j) Collections. Such Loan Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to the Collateral are remitted directly to the Borrower or any Affiliate of the Borrower, the Borrower will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, the Borrower will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and VFCC. The Borrower will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and

Collection Account into which Collections on the Receivables pledged by it are deposited and shall not grant the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.

(k) Taxes. Such Loan Party will file all material tax returns and reports required by law to be filed by it and will promptly pay all material taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Borrower will pay when due any taxes payable in connection with the Receivables pledged by it, exclusive of taxes on or measured by income or gross receipts of the Agent or VFCC.

(l) Payment to Applicable Originator. With respect to any Receivable purchased by the Borrower from Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the Originator in respect of the purchase price for such Receivable.

Section 7.2 Negative Covenants of the Loan Parties. Until the Final Payout Date, each Loan Party hereby covenants, as to itself, that:

(a) Name Change, Offices and Records. Such Loan Party will not change its name, identity or structure (within the meaning of any applicable enactment of the UCC), relocate its chief executive office at any time while the location of its chief executive office is relevant to perfection of the Agent’s security interest, for the benefit of the Secured Parties, in the Receivables, Related Security and Collections, or change any office where Records are kept unless it shall have: (i) given the Agent at least ten (10) days’ prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents reasonably requested by the Agent in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Agent pursuant to Section 8.2(b), such Loan Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c) Modifications to Contracts and Credit and Collection Policy. Such Loan Party will not, and will not permit Originator to, make any material change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(d), the Servicer will not, and will not permit Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. The Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any of the Collateral, or assign any right to receive income with respect thereto (other than Permitted Encumbrances), and the Borrower will defend the right, title and interest of the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Borrower or Originator (other than Permitted Encumbrances). The Borrower will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory.

(e) Use of Proceeds. The Borrower will not use the proceeds of the Advances for any purpose other than (i) paying for Receivables and Related Security under and in accordance with the Receivables Sale Agreement, (ii) making Demand Advances to the Originator at any time prior to the Facility Termination Date while the Originator is acting as a Servicer and no Amortization Event or Unmatured Amortization Event exists and is continuing, (iii) paying its ordinary and necessary operating expenses when and as due, (iv) making Restricted Junior Payments to the extent permitted under this Agreement.

(f) Termination Date Determination. The Borrower will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to the applicable Originator in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

(g) Restricted Junior Payments. The Borrower will not make any Restricted Junior Payment if after giving effect thereto, the Borrower’s Net Worth (as defined in the Receivables Sale Agreement) would be less than the Required Capital Amount (as defined in the Receivables Sale Agreement).

(h) Borrower Indebtedness. The Borrower will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Obligations, and (ii) other current accounts payable arising in the ordinary course of business and not overdue.

(i) Prohibition on Additional Negative Pledges. No Loan Party will enter into or assume any agreement (other than this Agreement, the other Transaction Documents and the Acuity Credit Agreements) prohibiting the creation or assumption of any Adverse Claim upon the Collateral except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

ARTICLE VIII.

ADMINISTRATION AND COLLECTION

Section 8.1 Designation of Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. ASP is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Agent may at any time following the occurrence of an Amortization Event designate as Servicer any Person to succeed ASP or any successor Servicer provided that the Rating Agency Condition is satisfied.

(b) Without the prior written consent of the Agent and the Required Liquidity Banks, ASP shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than, with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices.

(c) Notwithstanding any delegation pursuant to the foregoing subsection (b): (i) ASP shall be and remain primarily liable to the Agent and the Lenders for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and the Lenders shall be entitled to deal exclusively with ASP in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent and the Lenders shall not be required to give notice, demand or other communication to any Person other than ASP and the Borrower in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. ASP, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 8.2 Duties of Servicer.

(a) ASP, as Servicer (or its successor) shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit VI with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, the Borrower and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of the Borrower and the Lenders their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Agent, segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or the Borrower prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Receivables set aside for the Lenders on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable for which the Servicer is responsible or adjust the Outstanding Balance of any such Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agent or the Lenders under this Agreement. Notwithstanding anything to the contrary contained herein, from and after the occurrence of an Amortization Event, the Agent shall have the absolute and unlimited right to direct the applicable Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security; provided that (i) in lieu of commencing any such action or taking other enforcement action, the Servicer may, at its option, elect to pay to the Agent an amount equal to the Outstanding Balance of such Receivable and (ii) no Servicer shall, unless indemnified to its satisfaction by the Lenders, be obligated to commence or take any legal action that is in contravention of applicable law or regulation, or to settle any action that would entail an admission by any Servicer, Borrower or Originator of legal wrongdoing or culpability or require the payment of damages by Originator or Servicer to any third party.

(e) The Servicer shall hold in trust for the Borrower and the Lenders all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent at any time when an Amortization Event exists, deliver or make available to the Agent all such Records, at a place selected by the Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to the Borrower any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of any Lender, furnish to the Lenders (promptly after any such request) a calculation of the amounts set aside for the Lenders pursuant to Article II.

(f) Any payment by an Obligor in respect of any indebtedness owed by it to Originator or the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3 Collection Notices. The Agent is authorized at any time after the occurrence and during the continuance of an Amortization Event to date and to deliver to the Collection Banks the Collection Notices. The Borrower hereby transfers to the Agent for the benefit of the Lenders, effective when the Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of the Borrower whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. The Borrower hereby authorizes the Agent, and agrees that the Agent shall be entitled (i) at any time after delivery of the Collection Notices, to endorse the Borrower’s name on checks and other instruments representing Collections, (ii) at any time after the occurrence and during the continuance of an Amortization Event, to enforce the Receivables, the related Contracts and the Related Security, and (iii) at any time after the occurrence and during the continuance of an Amortization Event, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Borrower.

Section 8.4 Responsibilities of Borrower. Anything herein to the contrary notwithstanding, the exercise by the Agent and the Lenders of their rights hereunder shall not release the Servicer, the Originator or the Borrower from any of its duties or obligations with respect to any Receivables or under the related Contracts. The Lenders shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Borrower or Originator.

Section 8.5 Monthly Reports. The Servicer shall prepare and forward to the Agent (i) on each Monthly Reporting Date, a Monthly Report and an electronic file of the data contained therein and (ii) at such times as the Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables; provided, however, that if an Amortization Event shall exist and be continuing, the Agent may request a Monthly Report be prepared and forwarded to the Agent more frequently than monthly.

Section 8.6 Servicing Fee. As compensation for the Servicer’s servicing activities on their behalf, the Borrower hereby agrees to pay the Servicer the Servicing Fee in arrears on each Settlement Date. Notwithstanding the fact that Sections 2.2 and 2.3 authorize the Servicer to deduct the Servicing Fee from Collections, the Borrower is and shall remain the Persons ultimately responsible for paying the Servicing Fee and other costs of servicing the Receivables.

ARTICLE IX.

AMORTIZATION EVENTS

Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a) Any Loan Party or Performance Guarantor shall fail to make any payment or deposit required to be made by it under the Transaction Documents when due and, for any such payment or deposit which is not in respect of principal, such failure continues for two (2) consecutive Business Days.

(b) Any representation, warranty, certification or statement made by Performance Guarantor or any Loan Party in any Transaction Document to which it is a party or in any other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made (it being understood and agreed that any error or omission which results in the aggregate principal balance of the Advances outstanding exceeding the Borrowing Base or the Aggregate Principal outstanding to exceed the Aggregate Commitment shall per se constitute a material error).

(c) Any Loan Party or Performance Guarantor shall fail to perform or observe any covenant contained in Section 7.1(b), 7.1(j), 7.2 or 8.5 when due.

(d) Any Loan Party or Performance Guarantor shall fail to perform or observe any other term, covenant or agreement hereunder or any other Transaction Document (other than a term, covenant or agreement covered by another clause of this Section 9.1) to which it is a party and such failure shall continue for and such failure shall not have been cured within 30 days after the earlier to occur of (i) written notice thereof has been given by such Loan Party or Performance Guarantor to Agent or (ii) an Executive Officer of such Loan Party or Performance Guarantor otherwise becomes aware of any such failure; provided, however, that, except in the case of a failure to perform or observe Section 7.1(a)(vii), such cure period shall be extended for a period of time, not to exceed an additional 30 days, reasonably sufficient to permit such Loan Party or Performance Guarantor to cure such failure if such failure cannot be cured within the initial 30-day period but reasonably could be expected to be capable of cure within such additional 30 days, such Loan Party or Performance Guarantor has commenced efforts to cure such failure during the initial 30-day period and such Loan Party or Performance Guarantor is diligently pursuing such cure.

(e) Failure of the Borrower to pay any Debt (other than the Obligations) when due or the default by the Borrower in the performance of any term, provision or condition contained in any agreement under which any such Debt was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Debt to cause, such Debt to become due prior to its stated maturity; or any such Debt of the Borrower shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(f) An Event of Bankruptcy shall occur with respect to Parent or any of its Material Subsidiaries.

(g) As at the end of any Calculation Period:

(i) the three-month rolling average Delinquency Ratio shall exceed 4.50%,

(ii) the three-month rolling average Default Ratio shall exceed 3.75%, or

(iii) the three-month rolling average Dilution Ratio shall exceed 8.00%.

(h) A Change of Control shall occur.

(i) One or more final judgments for the payment of money in an aggregate amount of $11,600 or more shall be entered against Borrower.

(j) The occurrence of any “Termination Event” or of the “Termination Date” (as each of the foregoing is defined in the Receivables Sale Agreements).

(k) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Borrower, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of VFCC shall cease to have a valid and perfected first priority (except for Permitted Encumbrances) security interest in the Collateral.

(l) The Internal Revenue Service shall commence enforcement of any federal tax lien under Section 6323 of the Tax Code against any of the Collateral, or the PBGC shall commence enforcement any lien under Section 4068 of ERISA against any of the Collateral.

(m) Any event shall occur which materially and adversely impairs (i) the ability of the Originators to originate Receivables of a credit quality that is at least equal to the credit quality of the Receivables sold or contributed to the Borrower on the date of this Agreement or (ii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iii) the Agent’s security interest, for the benefit of the Secured Parties, in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto.

(n) On any Settlement Date, after giving effect to the turnover of Collections by the Servicer on such date and the application thereof to the Obligations in accordance with this Agreement, the aggregate principal balance of the Advances outstanding to the Borrower shall exceed the Borrowing Base or the Aggregate Principal shall exceed the Aggregate Commitment.

(o) Either of the Performance Undertakings shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability of its obligations thereunder.

Section 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Liquidity Banks shall, upon notice to the Borrower and the Servicer, take any of the following actions: (i) replace each Person then acting as a Servicer (ii) declare the Amortization Date to have occurred, whereupon the Aggregate Commitment shall immediately terminate and the Amortization Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party; provided, however, that upon the occurrence of an Event of Bankruptcy with respect to any Loan Party, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Loan Party, (iii) deliver the Collection Notices to the Collection Banks, (iv) exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and (v) notify Obligors of the Agent’s security interest in the Receivables and other Collateral. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Lenders otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.

INDEMNIFICATION

Section 10.1 Indemnities by the Loan Parties. Without limiting any other rights that the Agent or any Lender may have hereunder or under applicable law, (A) the Borrower hereby agrees to indemnify (and pay upon demand to) the Agent, VFCC, each of the Liquidity Banks and each of the respective assigns, officers, directors, agents and employees of the foregoing (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including actual and reasonable attorneys’ fees (which attorneys may be employees of the Agent or such Lender) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or actually incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Lender of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of any Indemnified Party seeking indemnification or by reason of such Indemnified Party’s breach of its obligations hereunder or other legal duty;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located (including, without limitation, in the case of the Agent or VFCC, the States of North Carolina and Georgia), on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Lenders of Loans as a loan or loans by the Lenders to the Borrower secured by the Receivables, the Related Security, the Collection Accounts and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of any Loan Party or limit the recourse of the Lenders to any Loan Party for amounts otherwise specifically provided to be paid by such Loan Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Borrower shall indemnify the Agent and the Lenders for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Borrower or the Servicer) relating to or resulting from:

(i) any representation or warranty made by any Loan Party or Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by the Borrower, Servicer or Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of the Borrower, Servicer or Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Advance, the Collateral or any other investigation, litigation or proceeding relating to the Borrower, Servicer or Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Amortization Event;

(x) any failure of the Borrower to acquire and maintain legal and equitable title to, and ownership of any of the Collateral from the applicable Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of the Borrower to give reasonably equivalent value to the applicable Originator under the applicable Receivables Sale Agreement in consideration of the transfer by the Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Agent for the benefit of the Lenders, or to transfer to the Agent for the benefit of the Secured Parties, a valid first priority perfected security interests in the Collateral, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral, and the proceeds thereof, whether at the time of any Advance or at any subsequent time;

(xiii) any action or omission by any Loan Party which reduces or impairs the rights of the Agent or the Lenders with respect to any Collateral or the value of any Collateral (for any reason other than the application of Collections thereto or charge-off of any Receivable as uncollectible);

(xiv) any attempt by any Person to void any Advance or the Agent’s security interest in the Collateral under statutory provisions or common law or equitable action; and

(xv) the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Section 10.2 Increased Cost and Reduced Return.

(a) If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of any Regulatory Change: (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon written demand by the Agent no later than ninety (90) days after the adoption of such Regulatory Change, the Borrower agrees to pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction. In the event that the Agent fails to give the Borrower notice within the ninety (90) day time limitation prescribed above, the Borrower shall have no obligation to pay such claim for compensation hereunder. The Borrower shall have no obligation to pay any amount with respect to claims accruing under this Section 10.2(a) prior to the 90th day preceding written demand therefor from Agent.

(b) The Agent and each Funding Source agrees, if requested by the Borrower, it will use reasonable efforts (subject to the overall policy considerations of such Funding Source) to designate an alternate lending office with respect to Loans affected by any of the matters or circumstances prescribed in Section 10.2(a) hereof in order to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Funding Source as determined by such Funding Source, which determination, if made in good faith, shall be conclusive and binding on all parties hereto. Nothing in this Section 10.2(b) shall affect or postpone any of the obligation of the Borrower hereunder or any right of any Funding Source hereunder

Section 10.3 Other Costs and Expenses. The Borrower agrees to pay to the Agent and VFCC on demand all reasonable costs and out-of-pocket expenses actually incurred in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of VFCC’s auditors auditing the books, records and procedures of the Borrower, reasonable fees and out-of-pocket expenses of legal counsel for VFCC and the Agent (which such counsel may be employees of VFCC or the Agent) with respect thereto and with respect to advising VFCC and the Agent as to their respective rights and remedies under this Agreement. The Borrower agrees to pay to the Agent on demand any and all reasonable costs and expenses of the Agent and the Lenders, if any, including reasonable counsel fees and expenses, actually incurred in connection with the amendment, waiver or enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event. The Borrower agrees to reimburse VFCC on demand for all other reasonable costs and expenses actually incurred by VFCC (“Other Costs”), including, without limitation, the cost of auditing VFCC’s books by certified public accountants, the cost of rating the Commercial Paper by independent financial rating agencies, and the reasonable fees and out-of-pocket expenses of counsel for VFCC or any counsel for any shareholder of VFCC with respect to advising VFCC or such shareholder as to matters relating to VFCC’s operations.

Section 10.4 Allocations. VFCC shall allocate the liability for (a) increased costs covered by Section 10.2 arising under Funding Agreements that are not specifically related solely to this Agreement (“Shared Increased Costs”) and (b) Other Costs among the Borrower and other Persons with whom VFCC has entered into agreements to purchase interests in or finance receivables and other financial assets (“Other Customers”). If any Other Costs are attributable to the Borrower and not attributable to any Other Customer or any Shared Increased Costs are attributable to the facility evidenced by this Agreement and not to any Other Customers’ facilities, the Borrower shall be solely liable for such Other Costs or Shared Increased Costs. However, if Other Costs or Shared Increased Costs are attributable to Other Customers and their facilities but not attributable to Borrower or the facility evidenced hereby, such Other Customer shall be solely liable for such Other Costs or Shared Increased Costs, as the case may be. All allocations to be made pursuant to the foregoing provisions of this Article X shall be made by VFCC in its sole discretion and shall be binding on the Borrower and the Servicer.

ARTICLE XI.

THE AGENT

Section 11.1 Authorization and Action. Each Lender hereby designates and appoints Wachovia to act as its agent under the Transaction Documents and under the Liquidity Agreement, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Liquidity Agreement or the Transaction Documents, together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth in the Liquidity Agreement or in any Transaction Document, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into the Liquidity Agreement or any Transaction Document or otherwise exist for the Agent. In performing its functions and duties under the Liquidity Agreement and the Transaction Documents, the Agent shall act solely as agent for the Lenders and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Loan Party or any of such Loan Party’s successors or assigns. The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to the Liquidity Agreement or any Transaction Document or applicable law. The appointment and authority of the Agent hereunder shall terminate upon the indefeasible payment in full of all Obligations. Each Lender hereby authorizes the Agent to execute each of the UCC financing statements, each Collection Account Agreement on behalf of such Lender (the terms of which shall be binding on such Lender).

Section 11.2 Delegation of Duties. The Agent may execute any of its duties under the Liquidity Agreement and each Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with the Liquidity Agreement or any Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or

(ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party contained in the Liquidity Agreement, any Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Liquidity Agreement or any Transaction Document or any other document furnished in connection therewith, or for any failure of any Loan Party to perform its obligations under any Transaction Document, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of the Loan Parties. The Agent shall not be deemed to have knowledge of any Amortization Event or Unmatured Amortization Event unless the Agent has received notice from a Loan Party or a Lender.

Section 11.4 Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under the Liquidity Agreement or any Transaction Document unless it shall first receive such advice or concurrence of VFCC or the Required Liquidity Banks or all of the Lenders, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Lenders, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of VFCC or the Required Liquidity Banks or all of the Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 11.5 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Agent. Each Lender represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into the Liquidity Agreement, the Transaction Documents and all other documents related thereto.

Section 11.6 Reimbursement and Indemnification. The Liquidity Banks agree to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares, to the extent not paid or reimbursed by the Loan Parties (i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Loan Parties hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Lenders, in connection with the administration and enforcement of the Liquidity Agreement and the Transaction Documents.

Section 11.7 Agent in its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Agent were not the Agent hereunder. With respect to the making of Loans pursuant to this Agreement, the Agent shall have the same rights and powers under the Liquidity Agreement and this Agreement in its individual capacity as any Lender and may exercise the same as though it were not the Agent, and the terms “Liquidity Bank,” “Lender,” “Liquidity Banks” and “Lenders” shall include the Agent in its individual capacity.

Section 11.8 Successor Agent. The Agent, upon five (5) days’ notice to the Loan Parties and the Lenders, may voluntarily resign and may be removed at any time, with or without cause, by the Required Liquidity Banks; provided, however, that Wachovia shall not voluntarily resign as the Agent so long as any of the Liquidity Commitments remain in effect or VFCC has any outstanding Loans. If the Agent (other than Wachovia) shall voluntarily resign or be removed as Agent under this Agreement, then the Required Liquidity Banks during such five-day period shall appoint, with the consent of the Borrower from among the remaining Liquidity Banks, a successor Agent, whereupon such successor Agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. Upon resignation or replacement of any Agent in accordance with this Section 11.8, the retiring Agent shall execute such UCC-3 assignments and amendments, and assignments and amendments of the Liquidity Agreement and the Transaction Documents, as may be necessary to give effect to its replacement by a successor Agent. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XI and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE XII.

ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments.

(a) Each of the Agent, the Loan Parties and the Liquidity Banks hereby agrees and consents to the complete or partial assignment by VFCC of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Liquidity Banks pursuant to the Liquidity Agreement.

(b) Any Liquidity Bank may at any time and from time to time assign to one or more Eligible Assignees (each, a “Purchasing Liquidity Bank”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement substantially in the form set forth in Exhibit VII hereto (an “Assignment Agreement”) executed by such Purchasing Liquidity Bank and such selling Liquidity Bank; provided, however, that any assignment of a Liquidity Bank’s rights and obligations hereunder shall include a pro rata assignment of its rights and obligations under the Liquidity Agreement. The consent of VFCC (and, if no Amortization Event then exists, the Borrower, which consent shall not be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment. Each assignee of a Liquidity Bank must (i) be an Eligible Assignee and (ii) agree to deliver to the Agent, promptly following any request therefor by the Agent or VFCC, an enforceability opinion in form and substance satisfactory to the Agent and VFCC. Upon delivery of an executed Assignment Agreement to the Agent, such selling Liquidity Bank shall be released from its obligations hereunder and under the Liquidity Agreement to the extent of such assignment. Thereafter the Purchasing Liquidity Bank shall for all purposes be a Liquidity Bank party to this Agreement and the Liquidity Agreement and shall have all the rights and obligations of a Liquidity Bank hereunder and thereunder to the same extent as if it were an original party hereto and thereto and no further consent or action by the Borrower, the Lenders or the Agent shall be required. The Agent shall give the Borrower and the Servicer prior notice of each assignment made under this Section.

(c) Each of the Liquidity Banks agrees that in the event that it shall suffer a Downgrading Event, such Downgraded Liquidity Bank shall be obliged to notify the Agent, the Borrower and the Servicer thereof and shall be obliged, at the request of VFCC or the Agent, to (i) collateralize its Commitment and its Liquidity Commitment in a manner acceptable to the Agent, or (ii) assign all of its rights and obligations hereunder and under the Liquidity Agreement to an Eligible Assignee nominated by the Agent or a Loan Party and acceptable to VFCC (and, if no Amortization Event then exists, the Borrower, which consent shall not be unreasonably withheld or delayed) and willing to participate in this Agreement and the Liquidity Agreement through the Liquidity Termination Date in the place of such Downgraded Liquidity Bank; provided that the Downgraded Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Liquidity Bank’s Pro Rata Share of the Obligations owing to the Liquidity Banks.

(d) No Loan Party may assign any of its rights or obligations under this Agreement without the prior written consent of the Agent and each of the Lenders and without satisfying the Rating Agency Condition.

Section 12.2 Participations. Any Liquidity Bank may, in the ordinary course of its business at any time sell to one or more Persons (each, a “Participant”) participating interests in its Pro Rata Share of the Aggregate Commitment, its Loans, its Liquidity Commitment or any other interest of such Liquidity Bank hereunder or under the Liquidity Agreement. Notwithstanding any such sale by a Liquidity Bank of a participating interest to a Participant, such Liquidity Bank’s rights and obligations under this Agreement and the Liquidity Agreement shall remain unchanged, such Liquidity Bank shall remain solely responsible for the performance of its obligations hereunder and under the Liquidity Agreement, and the Loan Parties, VFCC and the Agent shall continue to deal solely and directly with such Liquidity Bank in connection with such Liquidity Bank’s rights and obligations under this Agreement and the Liquidity Agreement. Each Liquidity Bank agrees that any agreement between such Liquidity Bank and any such Participant in respect of such participating interest shall not restrict such Liquidity Bank’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

ARTICLE XIII.

SECURITY INTEREST

Section 13.1 Grant of Security Interest. To secure the due and punctual payment of the Obligations, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, in each case pro rata according to the respective amounts thereof, the Borrower hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the Borrower’s right, title and interest, whether now owned and existing or hereafter arising in and to all of the Receivables, the Related Security, the Collections and all proceeds of the foregoing (collectively, the “Collateral”).

Section 13.2 Termination after Final Payout Date. Each of the Secured Parties hereby authorizes the Agent, and the Agent hereby agrees, promptly after the Final Payout Date to deliver to the Borrower authorization to file such UCC termination statements as may be necessary to terminate the Agent’s security interest in and Lien upon the Collateral, all at Borrower’s expense. Upon the Final Payout Date, all right, title and interest of the Agent and the other Secured Parties in and to the Collateral shall terminate.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Waivers and Amendments.

(a) No failure or delay on the part of the Agent or any Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). VFCC, the Borrower and the Agent, at the direction of the Required Liquidity Banks, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i) without the consent of each affected Lender, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by the Borrower or the Servicer, (B) reduce the rate or extend the time of payment of Interest or any CP Costs (or any component of Interest or CP Costs), (C) reduce any fee payable to the Agent for the benefit of the Lenders, (D) except pursuant to Article XII hereof, change the amount of the principal of any Lender, any Liquidity Bank’s Pro Rata Share or any Liquidity Bank’s Commitment, (E) amend, modify or waive any provision of the definition of Required Liquidity Banks or this Section 14.1(b), (F) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Loss Reserve,” “Dilution Reserve,” “Yield Reserve,” “Servicing Reserve,” “Servicing Fee Rate,” “Required Reserve” or “Required Reserve Factor Floor” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent,

and any material amendment, waiver or other modification of this Agreement shall require satisfaction of the Rating Agency Condition. Notwithstanding the foregoing, (i) without the consent of the Liquidity Banks, but with the consent of the Borrower, the Agent may amend this Agreement solely to add additional Persons as Liquidity Banks hereunder and (ii) the Agent, the Required Liquidity Banks and VFCC may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Section 14.13 or any other provision of this Agreement without the consent of the Borrower, provided that such amendment has no negative impact upon the Borrower. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Lenders equally and shall be binding upon the Borrower, the Servicer, the Lenders and the Agent.

Section 14.2 Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. The Borrower hereby authorizes the Agent to effect Advances and Interest Period and Interest Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of the Borrower; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

Section 14.3 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it with respect to any portion of the Obligations owing to such Lender (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Lender entitled to receive a ratable share of such Obligations, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Obligations held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of such Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4 Protection of Agent’s Security Interest.

(a) The Borrower agrees that from time to time, at its expense, it will promptly deliver and, as applicable, authorize the filing of all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Agent’s security interest in the Collateral, or to enable the Agent or the Lenders to exercise and enforce their rights and remedies hereunder. At any time after the occurrence and during the continuation of an Amortization Event, the Agent may, or the Agent may direct the Borrower and/or Servicer to, notify the Obligors of Receivables, at the Borrower’s expense, of the security interests of the Agent on behalf of the Lenders under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. The Borrower or Servicer (as applicable) shall, at any Lender’s request, withhold the identity of such Lender in any such notification.

(b) If any Loan Party fails to perform any of its obligations hereunder, the Agent or any Lender may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent’s or such Lender’s actual and reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Section 10.3. Each Loan Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Loan Party (i) to execute on behalf of the Borrower as debtor (if execution is required) and to file financing statements necessary or desirable in the Agent’s reasonable opinion to perfect and to maintain the perfection and priority of the interest of the Lenders in the Receivables (including, without limitation, financing statements naming the Borrower as debtor that describe the collateral as “all assets whether now existing or hereafter arising” or “all personal property now owned or hereafter acquired” or words of similar effect) and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its reasonable opinion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, for the benefit of the Secured Parties. This appointment is coupled with an interest and is irrevocable.

Section 14.5 Confidentiality.

(a) Each Loan Party and each Lender shall maintain and shall cause each of its employees, officers and Affiliates to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to the Agent and VFCC and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Loan Party and such Lender and its officers and employees may disclose such information to such Loan Party’s and such Lender’s external consultants, accountants and attorneys and as required by any applicable law, rule or regulation or order of any judicial or administrative proceeding or to enforce its rights under the Transaction Documents.

(b) Unless otherwise agreed to in writing by the Parent, each Lender and the Agent hereby agrees to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any Person other than its (or its Affiliates’) directors, officers, employees, agents, attorneys, auditors, advisors, consultants or other representatives who reasonably require such information in connection with their activities concerning this Agreement or the transactions contemplated hereby and to actual or potential Participants or Purchasing Liquidity Banks, and then only upon a confidential basis in any such case; provided, however, that Proprietary Information may be disclosed: (i) to the Agent or any other Lender, (ii) to any provider of credit or liquidity enhancement to VFCC (each, an “Enhancer”), (iii) to the extent reasonably required in connection with any litigation to which the Agent, any Lender, any Enhancer or their respective Affiliates may be a party, (iv) to the extent reasonably required in connection with the exercise of any remedy hereunder, (v) as required by law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law), (vi) to bank regulatory authorities or other governmental authorities, (vii) to any rating agency that rates the commercial paper or other debt securities of any Lender or any Enhancer, (viii) to any commercial paper dealer of any Lender or Enhancer which has agreed in writing to be bound by the provisions of this Section 14.5, and (ix) to any directors, officers, employees, agents, attorneys, auditors, advisors, consultants or other representatives of the entities described in subsections (i), (ii) , (vi), (vii) or (viii) above who reasonably require such information in connection with their activities concerning this Agreement or the transactions contemplated hereby (but only upon a confidential basis).

Section 14.6 Bankruptcy Petition. The Borrower, the Servicer, the Agent and each Liquidity Bank hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of VFCC, it will not institute against, or join any other Person in instituting against, VFCC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 14.7 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of VFCC, the Agent or any Liquidity Bank, no claim may be made by any Loan Party or any other Person against VFCC, the Agent or any Liquidity Bank or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Loan Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Notwithstanding any other provision of this Agreement, the obligations of Borrower hereunder shall be payable solely from Collections, other proceeds of Receivables and Related Security and the other Assets of Borrower, and following realization of such Collections, other proceeds of Receivables and Related Security and the other Assets of Borrower, any claims of any Purchaser or Agent hereunder shall be extinguished.

Section 14.8 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF (EXCEPT IN THE CASE OF THE OTHER TRANSACTION DOCUMENTS, TO THE EXTENT OTHERWISE EXPRESSLY STATED THEREIN) AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTERESTS OF THE BORROWER OR THE SECURITY INTERESTS OF THE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN ANY OF THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF GEORGIA.

Section 14.9 CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR GEORGIA STATE COURT SITTING IN FULTON COUNTY, GEORGIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY LOAN PARTY AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE

AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH LOAN PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN FULTON COUNTY, GEORGIA.

Section 14.10 WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY LOAN PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.11 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings, including without limitation the Existing Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Loan Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5, 14.6 and 14.7 shall be continuing and shall survive any termination of this Agreement.

Section 14.12 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of a signature page to this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.13 Wachovia Roles. Each of the Liquidity Banks acknowledges that Wachovia acts, or may in the future act: (i) as administrative agent for VFCC or any Liquidity Bank, (ii) as an issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper, and/or (iv) to provide other services from time to time for VFCC or any Liquidity Bank (collectively, the “Wachovia Roles”). Without limiting the generality of this Section 14.13, each Liquidity Bank hereby acknowledges and consents to any and all Wachovia Roles and agrees that in connection with any Wachovia Role, Wachovia may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for VFCC, and the giving of notice of a mandatory purchase pursuant to the Liquidity Agreement.

Section 14.14 Interest. In no event shall the amount of interest, and all charges, amounts or fees contracted for, charged or collected pursuant to this Agreement or the other Transaction Documents and deemed to be interest under applicable law (collectively, “Interest Amounts” ) exceed the highest rate of interest allowed by applicable law (the “Maximum Rate”), and in the event any such payment is inadvertently received by VFCC or any Liquidity Bank, then the excess sum (the “Excess”) shall be credited as a payment of principal, unless the relevant Borrower shall notify the applicable recipient in writing that it elects to have the Excess returned forthwith. It is the express intent hereof that the Borrower not pay and VFCC and the Liquidity Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law. The right to accelerate maturity of any of the Loans does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the Agent and the Liquidity Banks do not intend to collect any unearned interest in the event of any such acceleration. All monies paid to the Agent or the Liquidity Banks hereunder or under any of the other Transaction Documents, whether at maturity or by prepayment, shall be subject to rebate of unearned interest as and to the extent required by applicable law. By the execution of this Agreement, the Borrower covenants, to the fullest extent permitted by law, that (i) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (ii) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Agent or any Liquidity Bank, based in whole or in part upon contracting for charging or receiving any Interest Amounts in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Agent or any Liquidity Bank, all interest at any time contracted for, charged or received from the Borrower in connection with this Agreement or any of the other Transaction Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Commitments. The Borrower, the Agent and each Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest Amounts and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into each of the other Transaction Documents (whether or not any provision of this Section is referred to therein). All such Transaction Documents and communications relating to any Interest Amounts owed by the Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of the obligations hereunder and under the other Transaction Documents be automatically recomputed by the Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

Section 14.15 Source of Funds — ERISA. Each of VFCC and the Liquidity Banks hereby severally (and not jointly) represents to the Borrower that no part of the funds to be used by it to fund the Loans hereunder from time to time constitutes (i) assets allocated to any separate account maintained by it in which any employee benefit plan (or its related trust) has any interest nor (ii) any other assets of any employee benefit plan. As used in this Section, the terms “employee benefit plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

<signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Credit and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

ACUITY ENTERPRISE, INC.

By:	/s/ Kenyon W. Murphy
Name:	Kenyon W. Murphy
Title:	Executive Vice President

Address:

Acuity Enterprise, Inc.

4401 Northside Parkway, Suite 700

Atlanta, Georgia 30327-3093

Attention: General Counsel

Phone: (404) 352-1680

Fax:      (404) 367-4082

ACUITY SPECIALTY PRODUCTS, INC., AS A SERVICER

By:
Name:
Title:

Address:

Acuity Specialty Products, Inc.

4401 Northside Parkway, Suite 700

Atlanta, Georgia 30327-3093

Attention: General Counsel

Phone: (404)352-1680

Fax:      (404) 367-4082

IN WITNESS WHEREOF, the parties hereto have caused this Credit and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

ACUITY ENTERPRISE, INC.

By:
Name:
Title:

Address:

Acuity Enterprise, Inc.

4401 North Parkway, Suite 700

Atlanta, Georgia 30327-3093

Attention: General Counsel

Phone: (404) 352-1680

Fax:      (404) 367-4082

ACUITY SPECIALTY PRODUCTS, INC., AS A SERVICER

By:	/s/ Mark R. Bachmann
Name:	Mark R. Bachmann
Title:	EVP & CFO

Address:

Acuity Specialty Products, Inc.

4401 Northside Parkway, Suite 700

Atlanta, Georgia 30327-3093

Attention: Treasurer

Phone: (404) 352-1680

Fax:      (404) 367-4082

[Signature Page to Credit and Security Agreement – Chemicals]

VARIABLE FUNDING CAPITAL COMPANY LLC
BY: WACHOVIA CAPlTAL MARKETS, LLC, ITS ATTORNEY-IN-FACT

By:	/s/ Douglas R. Wilson, Sr.
Name: Douglas R. Wilson, Sr
Title: Director

Address:

Variable Funding Capital Company LLC

c/o Wachovia Bank, National Association

301 S. College St.,

FLR TRW 10 NC0610

Charlotte, NC 28288-0610

Attention: Douglas R. Wilson, Sr.

Phone: (704)374-2520

Fax: (704)383-9579

With a copy to:

Variable Funding Capital Company LLC

c/o AMACAR Group, L.L.C.

6525 Morrison Blvd., Suite 318

Charlotte, North Carolina 28211

Attention: Douglas K. Johnson

Phone: (704)365-0569

Fax:      (704)365-1362

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Liquidity Bank and as Agent

By:	/s/ Michael J. Landry
Name:	Michael J. Landry
Title:	Vice President

Address:

Wachovia Bank, National Association

171 17th Street, N.W., 4th Floor

Mail-stop GA4524

Atlanta, GA 30363

Attention: Michael Landry

Phone: (404)214-6388

Fax:      (404)214-5481

[Signature Page to Credit and Security Agreement – Chemicals]

EXHIBIT I

DEFINITIONS

Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Receivables Sale Agreement (hereinafter defined).

In addition, as used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acuity Credit Agreements” means that certain (i) 5-Year Revolving Credit Agreement, dated as of April 2, 2004, among Acuity Brands, Inc., a Delaware corporation (its successor now known as Old ABI, LLC, a Georgia limited liability company), the other borrowers party thereto, Bank One, NA (Main Office Chicago), as Administrative Agent, and Wachovia Bank, National Association, as Syndication Agent, LaSalle Bank National Association and Key Bank National Association, as Co-Documentation Agents, the lenders party thereto as amended, supplemented and modified (as so amended, supplemented and modified, the “Existing Bank Credit Agreement”), and (ii) that certain 5-Year Revolving Credit Agreement to be entered into on or after the date hereof among Performance Guarantor, the other borrowers party thereto, JP Morgan Chase Bank, National Association as Administrative Agent and the other lenders party thereto, pursuant to which all or a portion of the credit facilities provided under the Existing Bank Credit Agreement will be replaced or refinanced, as the same may be amended, restated or replaced from time to time.

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made on the same Borrowing Date.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 20% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agent’s Account” means account #2000010384921 at Wachovia Bank, National Association, ABA #053000219.

“Aggregate Commitment” means, on any date of determination, the aggregate amount of the Liquidity Banks’ Commitments to make Loans hereunder. As of the date hereof, the Aggregate Commitment is $40,000,000.

“Aggregate Principal” means, on any date of determination, the aggregate outstanding principal amount of all Advances (regardless of the Borrower) outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Agreement” means this Amended and Restated Credit and Security Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

“Alternate Base Rate Loan” means a Loan which bears interest at the Alternate Base Rate or the Default Rate.

“Amortization Date” means the earliest to occur of (i) the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to any Loan Party, (ii) the Business Day specified in a written notice from the Agent following the occurrence and during the continuation of any other Amortization Event, (iii) the date which is 10 Business Days after the Agent’s receipt of written notice from the Borrower that it wishes to terminate the facility evidenced by this Agreement, and (iv) October 17, 2008.

“Amortization Event” has the meaning specified in Article IX.

“Applicable Margin” means, for each Interest Period applicable to any Loan for which Interest is calculated on the basis of the LIBO Rate, the greater of the following on the first day of such Interest Period:

(a) two times the sum of (i) the Usage Fee plus (ii) the Program Fee; or

(b) the margin then applicable to borrowings under the Acuity Credit Agreements at a London interbank offered rate or Eurodollar rate, as the case may be (and if more than one such margin is then applicable, the greater of the two applicable margins).

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Authorized Officer” means, with respect to any Person, its president, corporate controller, treasurer, vice president of finance or chief financial officer.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing Base” means, on any date of determination, the Net Pool Balance as of the last day of the period covered by the most recent Monthly Report, minus the Required Reserve as of the last day of the period covered by the most recent Monthly Report, and minus Deemed Collections that have occurred since the most recent Cut-Off Date to the extent that such Deemed Collections exceed the Dilution Reserve, and minus the FX Reserve.

“Borrowing Date” means a Business Day on which an Advance is made hereunder.

“Borrowing Notice” has the meaning set forth in Section 1.2.

“Broken Funding Costs” means for any CP Rate Loan or LIBO Rate Loan which: (a) in the case of a CP Rate Loan, has its principal reduced without compliance by the Borrower with the notice requirements hereunder, (b) in the case of a CP Rate Loan or a LIBO Rate Loan, does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice, (c) in the case of a CP Rate Loan, is assigned under the Liquidity Agreement, or (d) in the case of a LIBO Rate Loan, is terminated or reduced prior to the last day of its Interest Period, an amount equal to the excess, if any, of (i) the CP Costs or Interest (as applicable) that would have accrued during the remainder of the Interest Periods or the tranche periods for Commercial Paper determined by the Agent to relate to such Loan (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (b) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the principal of such Loan if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (ii) the sum of (x) to the extent all or a portion of such principal is allocated to another Loan, the amount of CP Costs or Interest actually accrued during the remainder of such period on such principal for the new Loan, and (y) to the extent such principal is not allocated to another Loan, the income, if any, actually received during the remainder of such period by the holder of such Loan from investing the portion of such principal not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Lender or Lenders agree to pay to the Borrower the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Atlanta, Georgia, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Calculation Period” means a Fiscal Month.

“Capital Leases” means leases which are required to be capitalized in accordance with GAAP.

“Change of Control” means (a) a “Change of Control” under and as defined in the Receivables Sale Agreement shall occur, or (b) the Originator ceases to own 100% of the outstanding shares of voting stock of the Borrower.

“Collateral” has the meaning set forth in Section 13.1.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

“Collection Account Agreement” means an agreement among one or both Originators, the Borrower, the Agent and a Collection Bank with respect to a Lock-Box and/or Collection Account, in a form reasonably acceptable to the Loan Parties and the Agent.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

“Collection Notice” means a notice, in substantially the form of Annex A to Exhibit VI, from the Agent to a Collection Bank.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper” means promissory notes of VFCC issued by VFCC in the commercial paper market.

“Commitment” means, for each Liquidity Bank, the commitment of such Liquidity Bank to make Loans to the Borrower hereunder in the event the VFCC elects not to fund any Advance in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Liquidity Bank’s name on Schedule A to this Agreement.

“Consolidated Operating Profits” means, for any period, the Operating Profits of the Parent and its Consolidated Subsidiaries.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Parent in its consolidated financial statements as of such date.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“CP Costs” means, for each day, the sum of (i) discount or interest accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase or financing facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs (or similar costs) related to the prepayment of any investment of VFCC pursuant to the terms of any receivable purchase or financing facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if the Borrower shall request any Advance during any period of time determined by the Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Advance, the principal associated with any such Advance shall, during such period, be deemed to be funded by VFCC in a special pool (which may include capital associated with other receivable purchase or financing facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such principal.

“CP Rate Loan” means, for each Loan of VFCC prior to the time, if any, when (i) it is refinanced with a Liquidity Funding pursuant to the Liquidity Agreement, or (ii) the occurrence of an Amortization Event and the commencement of the accrual of Interest thereon at the Default Rate.

“Credit and Collection Policy” means each Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in the Exhibits to the Receivables Sale Agreement, as modified from time to time in accordance with this Agreement.

“Cut-Off Date” means the last day of a Calculation Period.

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate outstanding balance of Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Deemed Collections” means Collections deemed received by the Borrower under Section 1.4(a).

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate sales generated by the Originators during the 4 Calculation Periods ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-off Date.

“Default Rate” means a rate per annum equal to the sum of (i) the Alternate Base Rate plus (ii) 2.00%, changing when and as the Alternate Base Rate changes.

“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables which became Defaulted Receivables during the Calculation Period that includes such Cut-Off Date, by (y) the aggregate amount of Receivables generated by the Originators during the Calculation Period occurring 4 months prior to the Calculation Period ending on such Cut-Off Date.

“Defaulted Receivable” means a Receivable: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy; (ii) which, consistent with the Credit and Collection Policy, would be written off the Borrower’s books as uncollectible; or (iii) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment.

“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 61-90 days from the original due date for such payment.

“Demand Advance” means any advance made by the Borrower to ASP at any time while it is acting as the Servicer, which advance (a) is payable upon demand, (b) is not evidenced by an instrument, a promissory note, chattel paper or a certificated security, (c) bears interest at a market rate determined by the Borrower and Servicer from time to time, (d) is not subordinated to any other Debt or obligation of the Servicer, and (e) may not be offset by ASP against amounts due and owing from the Borrower to it; provided, however, that no Demand Advance may be made after the Facility Termination Date or on any date prior to the Facility Termination Date on which an Amortization Event or an Unmatured Amortization Event exists and is continuing.

“Dilution” means the amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4(a).

Dilution Horizon Ratio” means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (i) the sum of (a) the aggregate sales generated by the Originator during the most recent Calculation Period and (b) 0.5 times the aggregate sales generated by the Originator during the second most recent Calculation Period, by (ii) the Net Pool Balance as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the total amount of decreases in Outstanding Balances due to Dilutions during the Calculation Period ending on such Cut-Off Date, by (ii) the aggregate dollar amount of Receivables generated by the Originators during the Calculation Period ending 1-month prior to the Calculation Period ending on such Cut-Off Date.

“Dilution Reserve” means, for any Calculation Period, the product (expressed as a percentage) of:

(a) the sum of (i) two (2) times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times

(b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

“Dilution Volatility Component” means the product (expressed as a percentage) of (i) the difference between (a) the highest three (3)-month rolling average Dilution Ratio over the past 12 Calculation Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Downgraded Liquidity Bank” means a Liquidity Bank which has been the subject of a Downgrading Event.

“Downgrading Event” with respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1+ by S&P, or (ii) P-1 by Moody’s.

“Eligible Assignee” means a commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its parent holding company’s) short-term securities equal to or higher than (i) A-1+ by S&P and (ii) P-1 by Moody’s.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which (a) if a natural person, is a resident of the United States or Puerto Rico or, if a corporation or other business organization, is organized under the laws of the United States, Puerto Rico or any political subdivision of the United States or Puerto Rico and has its chief executive office in the United States or Puerto Rico; (b) is not an Affiliate of any of the Loan Parties; and (c) is not a government or a governmental subdivision or agency; provided, however, that not more than 1% of total Receivables may be comprised of Receivables owing from Obligors organized under the laws of or resident in Puerto Rico;

(ii) which is not a Defaulted Receivable,

(iii) which is not owing from an Obligor as to which more than 35% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,

(iv) which was not a Delinquent Receivable on the date on which it was acquired by Borrower from the applicable Originator,

(v) which by its terms is due and payable within 60 days of the original billing date therefor and has not had its payment terms extended more than once (except that up to 5% of the aggregate Outstanding Balance of all Receivables may have terms payable within 61-90 days of the original billing date therefor and up to 4% of the aggregate Outstanding Balance of all Eligible Receivables may arise from progress billings to The Home Depot, Inc. or one of its Affiliates),

(vi) which is an “account” within the meaning of Article 9 of the UCC of all applicable jurisdictions,

(vii) which is denominated and payable only in (A) United States dollars in the United States, or (B) in the case of Receivables on which The Home Depot, Inc. or one of its Affiliates is the Obligor, Canadian dollars in the United States,

(viii) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms,

(ix) which arises under a Contract which does not contain a confidentiality provision that purports to restrict the ability of VFCC to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

(x) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

(xi) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(xii) which satisfies all applicable requirements of the Credit and Collection Policy,

(xiii) which was generated in the ordinary course of the applicable Originator’s business,

(xiv) which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part),

(xv) which is not subject to any dispute, counterclaim, right of rescission, set-off, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Adverse Claim, and the Obligor thereon holds no right as against the Originator to cause the Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the

Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected, and provided, further, that (A) Receivables of any Obligor which has any accounts payable by the applicable Originator or by a wholly-owned Subsidiary of the Originator (thus giving rise to a potential offset against such Receivables) may be treated as Eligible Receivables to the extent that the Obligor of such Receivables has agreed pursuant to a written agreement in form and substance satisfactory to the Agent, that such Receivables shall not be subject to such offset, and (B) the Agent, in its sole discretion, may chose to allow certain disputed receivables to be counted as Eligible Receivables,

(xvi) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor (excluding (A) warranty obligations for which no claim exists, and (B) progress billings to The Home Depot, Inc. or one of its Affiliates to the extent permitted under clause (v) above),

(xvii) as to which each of the representations and warranties contained in Sections 5.1(g), (i), (j), (q), (r), (s) and (t) is true and correct, and

(xviii) all right, title and interest to and in which has been validly transferred by the applicable Originator directly to Borrower under and in accordance with the Receivables Sale Agreement, and Borrower has good and marketable title thereto free and clear of any Adverse Claim (other than Permitted Encumbrances).

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Executive Officer” means any of the chief executive officer, president, executive vice president or senior vice president of the Parent.

“Facility Termination Date” means the earlier of (i) the Liquidity Termination Date and (ii) the Amortization Date.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement dated as of October 19, 2007 between the Borrower and the Agent, as it may be amended, restated or otherwise modified and in effect from time to time.

“Final Payout Date” means the date on which all Obligations have been paid in full and the Aggregate Commitment has been terminated.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fiscal Month” means any fiscal month of the Performance Guarantor.

“Fiscal Quarter” means any fiscal quarter of the Performance Guarantor.

“Fiscal Year” means any fiscal year of the Performance Guarantor.

“Funding Agreement” means (i) this Agreement, (ii) the Liquidity Agreement and (iii) any other agreement or instrument executed by any Funding Source with or for the benefit of VFCC.

“Funding Source” means (i) any Liquidity Bank or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to VFCC.

“FX Reserve” means, at any time, an amount equal to 10% of the aggregate Outstanding Balance of all Eligible Receivables on which The Home Depot, Inc. or one of its Affiliates is the Obligor that are denominated in Canadian dollars.

“GAAP” means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid or to be paid under a letter of credit or similar instrument, (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (ix) all Indebtedness of others Guaranteed by such Person.

“Independent Director” shall mean a member of the Board of Directors of the Borrower who is not at such time, and has not been at any time during the preceding five (5) years: (A) a director, officer, employee or affiliate of Performance Guarantor, Originator or any of their respective Subsidiaries or Affiliates (other than the Borrower), or (B) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of the Borrower, Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights (excepting immaterial beneficial interests in mutual funds or similar managed investment accounts which in no case shall exceed 5% of any class of such shares).

“Initial Cutoff Date” means the Business Day immediately prior to the date hereof.

“Interest” means for each respective Interest Period relating to Loans of the Liquidity Banks, an amount equal to the product of the applicable Interest Rate for each Loan multiplied by the principal of such Loan for each day elapsed during such Interest Period, annualized on a 360 day basis.

“Interest Period” means, with respect to any Loan held by a Liquidity Bank:

(a) if Interest for such Loan is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the Agent and the Borrower, commencing on a Business Day selected by the Borrower or the Agent pursuant to this Agreement. Such Interest Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Interest Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Interest Period shall end on the last Business Day of such succeeding month; or

(b) if Interest for such Loan is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by the Borrower and agreed to by the Agent, provided that no such period shall exceed one month.

If any Interest Period would end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that in the case of Interest Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day. In the case of any Interest Period for any Loan which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Interest Period shall end on the Amortization Date. The duration of each Interest Period which commences after the Amortization Date shall be of such duration as selected by the Agent.

“Interest Rate” means, with respect to each Loan of the Liquidity Banks, the LIBO Rate, the Alternate Base Rate or the Default Rate, as applicable.

“Interest Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date times (iii) a fraction the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

“Lender” means VFCC and each Liquidity Bank.

“LIBO Rate” means, for any Interest Period, the rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of the related Loan offered for a term comparable to such Interest Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address “US0001M <Index> Q <Go>” effective as of 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the LIBO Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the Agent, at approximately 10:00 a.m.(New York time), two

Business Days prior to the first day of such Interest Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Loan, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Interest Period plus (ii) the Applicable Margin per annum. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

“LIBO Rate Loan” means a Loan which bears interest at the LIBO Rate.

“Lien” shall mean any lien, charge, claim, security interest, mortgage or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

“Liquidity Agreement” means that certain Liquidity Asset Purchase Agreement, dated as of October 19, 2007 by and among VFCC, the Agent and the banks from time to time party thereto, as the same may be amended, restated and/or otherwise modified from time to time in accordance with the terms thereof.

“Liquidity Banks” has the meaning set forth in the preamble in this Agreement.

“Liquidity Commitment” means, as to each Liquidity Bank, its commitment under the Liquidity Agreement (which shall equal 102% of its Commitment hereunder).

“Liquidity Funding” means (a) a purchase made by any Liquidity Bank pursuant to its Liquidity Commitment of all or any portion of, or any undivided interest in, a VFCC Loan, or (b) any Loan made by a Liquidity Bank in lieu of VFCC pursuant to Section 1.1.

“Liquidity Termination Date” means the earlier to occur of the following:

(a) the date on which the Liquidity Banks’ Liquidity Commitments expire, cease to be available to VFCC or otherwise cease to be in full force and effect; or

(b) the date on which a Downgrading Event with respect to a Liquidity Bank shall have occurred and been continuing for not less than 30 days, and either (i) the Downgraded Liquidity Bank shall not have been replaced by an Eligible Assignee pursuant to the Liquidity Agreement, or (ii) the Liquidity Commitment of such Downgraded Liquidity Bank shall not have been funded or collateralized in such a manner that will avoid a reduction in or withdrawal of the credit rating applied to the Commercial Paper to which such Liquidity Agreement applies by any of the rating agencies then rating such Commercial Paper.

“Loan” means any loan made by a Lender pursuant to this Agreement (including, without limitation, any Liquidity Funding). Each Loan shall either be a CP Rate Loan, an Alternate Base Rate Loan or a Eurodollar Rate Loan, selected in accordance with the terms of this Agreement. For purposes of determining compliance with the Borrowing Bases, each Loan shall be deemed to be made to the Borrower that receives the proceeds thereof even though the Borrower shall be liable for the repayment thereof.

“Loan Parties” has the meaning set forth in the preamble to this Agreement.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.00, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

“Margin Stock” means “margin stock” as defined in Regulations T, U or X.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of the Parent and its Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform its obligations under this Agreement or the Performance Guarantor to perform its obligations under the Performance Undertaking, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the Agent’s security interest, for the benefit of the Secured Parties, in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any significant portion of the Receivables.

“Material Subsidiary” means (i) each of the Borrower and ASP and (ii) each other Consolidated Subsidiary, now existing or hereinafter established or acquired, that at any time prior to the payment in full of all Aggregate Unpaids under this Agreement either (x) has or acquires total assets in excess of 10% of Consolidated Total Assets at the end of the most recent Fiscal Quarter, or (y) contributed more than 10% of Consolidated Operating Profits for the 4 most recent Fiscal Quarters then ended (or, with respect to any Subsidiary which existed during the entire 4 Fiscal Quarter period but was acquired by the Parent during such period, which would have contributed more than 10% of Consolidated Operating Profits for such period had it been a Subsidiary for the entire period, as determined on a pro forma basis in accordance with GAAP).

“Monthly Report” means a report, in substantially the form of Exhibit VIII hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

“Monthly Reporting Date” means the 15th Business Day of each month after the date of this Agreement or such other days of each month as the Agent shall request in connection with Section 8.5 hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Obligor Concentration Limit for such Obligor.

“Obligations” means, at any time, any and all obligations of either of the Loan Parties to any of the Secured Parties arising under or in connection with the Transaction Documents, whether now existing or hereafter arising, due or accrued, absolute or contingent, including, without limitation, obligations in respect of Aggregate Principal, CP Costs, Interest, fees under the Fee Letter, Broken Funding Costs and Indemnified Amounts.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Obligor Concentration Limit” means, at any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

S&P Rating	Moody’s Rating	Allowable % of Eligible Receivables
A-1+	P-1	10%
A-1	P-1	8%
A-2	P-2	6%
A-3	P-3	5%
Below A-3 or Not Rated by either S&P or Moody’s	Below P-3 or Not Rated by either S&P or Moody’s	5%

; provided, however, that (a) if any Obligor has a split rating, the applicable rating will be the lower of the two, (b) if any Obligor is not rated by either S&P or Moody’s, the applicable Obligor Concentration Limit shall be the one set forth in the last line of the table above, and (c) subject to satisfaction of the Rating Agency Condition and/or an increase in the percentage set forth in clause (a)(i) of the definition of “Required Reserve,” upon Borrower’s request from time to time, the Agent may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be cancelled by the Agent upon not less than five (5) Business Days’ written notice to the Loan Parties. As of September 28, 2006, the Special Concentration Limit for all Receivables owing from The Home Depot, Inc. and its Affiliates is 25% of aggregate Outstanding Balance of all Eligible Receivables, provided that not more than 2% of the aggregate Outstanding Balance of the Eligible Receivables owing from all such special Obligors are denominated in Canadian dollars.

“Operating Profits” means, as applied to any Person for any period, the sum of (i) net revenues, less (ii) cost of goods and services sold, less (iii) operating expenses (including depreciation and amortization) of such Person for such period, as determined in accordance with GAAP.

“Originator” means ASP in its capacity as seller under the Receivables Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 12.2.

“Performance Guarantor” means ZEP, Inc., a Delaware corporation (formerly known as Acuity Brands Holdings, Inc.), and its successors and permitted assigns.

“Performance Undertaking” means each Performance Undertaking, dated as of October 19, 2007, by Performance Guarantor in favor of the Borrower, substantially in the form of Exhibit IX, as the same may be amended, restated or otherwise modified from time to time.

“Permitted Encumbrances” shall mean the following: (a) Liens for taxes or assessments or other governmental charges not yet due and payable; and (b) Liens created by the Transaction Documents.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pooled Commercial Paper” means Commercial Paper notes of VFCC subject to any particular pooling arrangement by VFCC, but excluding Commercial Paper issued by VFCC for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by VFCC.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Wachovia (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Rata Share” means, for each Liquidity Bank, a percentage equal to the Commitment of such Liquidity Bank, divided by the Aggregate Commitment.

“Program Fee” has the meaning set forth in the Fee Letter.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Proprietary Information” means all information about the Performance Guarantor or any of its Subsidiaries which has been furnished to the Agent or any Lender by or on behalf of the Performance Guarantor or any of its Subsidiaries before or after the date hereof or which is obtained by any Lender or the Agent in the course of any Review made pursuant to Section 7.1(d) of the Agreement; provided, however, that the term “Proprietary Information” does not include information which (x) is or becomes publicly available (other than as a result of a breach of Section 14.5 of the Agreement), (y) is possessed by or available to the Agent or any Lender on a non-confidential basis prior to its disclosure to the Agent or such Lender by the Borrower or Subsidiary or (z) becomes available to the Agent or any Lender on a non-confidential basis from a Person which, to the knowledge of the Agent or such Lender, as the case may be, is not bound by a confidentiality agreement with the Performance Guarantor or any of its Subsidiaries and is not otherwise prohibited from transmitting such information to the Agent or such Lender. In the event the Agent or any Lender is required to disclose any Proprietary Information by virtue of clause (ii) (but only if and to the extent such disclosure has not been sought by the Agent or any Lender, and if neither the Performance Guarantor nor the Borrower is a party to such litigation), (iv) or (v) above, to the extent such Lender or the Agent (as the case may be) determines in good faith that it is permissible by law so to do, it shall promptly notify the Performance Guarantor of same so as to allow the Performance Guarantor or its Subsidiaries to seek a protective order or to take other appropriate action; provided, however, neither any Lender nor the Agent shall be required to delay compliance with any directive to disclose any such information so as to allow the Performance Guarantor or any of Subsidiaries to effect any such action.

“Purchasing Liquidity Bank” has the meaning set forth in Section 12.1(b).

“Rating Agency Condition” means that VFCC has received written notice from S&P and Moody’s that an amendment, a change or a waiver to the Liquidity Agreement, this Agreement or the Receivables Sale Agreement, will not result in a withdrawal or downgrade of the then current ratings on VFCC’s Commercial Paper.

“Receivable” means each “Receivable” under and as defined in the Receivables Sale Agreement in which the Borrower now has or hereafter acquires any interest. Debt and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or the Borrower treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Sale Agreement” means that certain Amended and Restated Receivables Sale and Contribution Agreement, dated as of September 26, 2007, between ASP and the Borrower, as amended as of October 19, 2007, as the same may be further amended, restated or otherwise modified from time to time.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Amortization Date either (i) mandatorily redeemable (by required sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Regulatory Change” means any change after the date of this Agreement in United States (federal, state or municipal) or foreign laws, regulations (including Regulation D) or accounting principles or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks (including the Liquidity Banks) of or under any United States (federal, state or municipal) or foreign laws, regulations (whether or not having the force of law) or accounting principles by any court, governmental or monetary authority, or accounting board or authority (whether or not part of government) charged with the establishment, interpretation or administration thereof. For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute a Regulatory Change.

“Related Security” means all of (i) the “Related Security” under and as defined in the Receivables Sale Agreement, (ii) the Borrower’s right, title and interest in, to and under the Receivables Sale Agreement, (iii) the Borrower’s right, title and interest in and to the Demand Advances made by it, and (iv) the proceeds of any of the foregoing.

“Required Liquidity Banks” means, at any time, Liquidity Banks with Commitments in excess of 66-2/3% of the Aggregate Commitment.

“Required Notice Period” means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction	Required Notice Period
less than 25% of the then-current Aggregate Commitment	2 Business Days
greater than or equal to 25% but less than 50% of the then-current Aggregate Commitment	5 Business Days
greater than or equal to 50% of the then-current Aggregate Commitment	10 Business Days

“Required Reserve” means, on any day during a Calculation Period, the product of (a) the greater of (i) the Required Reserve Factor Floor and (ii) the sum of the Loss Reserve, the Interest Reserve, the Dilution Reserve and the Servicing Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.

“Required Reserve Factor Floor” means, for any Calculation Period, the sum (expressed as a percentage) of (a) 25% plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

“Responsible Officer” means any Executive Officer as well as any other officer of the Parent who is primarily responsible for the administration of the transactions contemplated by the Transaction Documents.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of the Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for reasonable management fees to Originator or its Affiliates in reimbursement of actual management services performed).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Secured Parties” means the Indemnified Parties.

“Servicer” means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicing Fee” means, for each day in a Calculation Period:

(a) an amount equal to (i) the Servicing Fee Rate (or, at any time while ASP or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between the Borrower and the Servicer on an arms’ length basis based on then prevailing market terms for similar services), times (ii) the aggregate Outstanding Balance of all Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times (iii) 1/360; or

(b) on and after the Servicer’s reasonable request made at any time when ASP or one of its Affiliates are no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding (i) 110% of the Servicer’s reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by (ii) the number of days in the current Calculation Period.

“Servicing Fee Rate” means 0.25% per annum (or such higher percentage as the Agent and the Borrower may from time to time agree upon based upon then prevailing market conditions).

“Servicing Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 1.00%, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

“Settlement Date” means (A) the 2nd Business Day after each Monthly Reporting Date, and (B) the last day of the relevant Interest Period in respect of each Loan of the Liquidity Banks.

“Settlement Period” means (A) in respect of each Loan of VFCC, the immediately preceding Calculation Period, and (B) in respect of each Loan of the Liquidity Banks, the entire Interest Period of such Loan.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Termination Date” has the meaning set forth in Section 2.2.

“Termination Percentage” has the meaning set forth in Section 2.2.

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“Transaction Documents” means, collectively, this Agreement, each Borrowing Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Performance Undertakings, the Fee Letter, and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unmatured Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Usage Fee” has the meaning set forth in the Fee Letter.

“VFCC” has the meaning set forth in the preamble to this Agreement.

“Wachovia” means Wachovia Bank, National Association, in its individual capacity and its capacity as agent.

Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Parent’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Parent and its Consolidated Subsidiaries delivered to the Agent unless with respect to any such change concurred in by the Parent’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Transaction Documents: (i) the Parent shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Agent shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made.

All terms used in Article 9 of the UCC in the State of Georgia, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II

FORM OF BORROWING NOTICE

ACUITY ENTERPRISE, INC.

BORROWING NOTICE

dated                      , 20

for Borrowing on                      , 20

Wachovia Bank, National Association, as Agent

171 17th Street, N.W., 4th Floor

Mail-stop GA4524

Atlanta, GA 30363

Attention: Michael Landry

Phone: (404) 214-6388

Fax: (404) 214-5481

Ladies and Gentlemen:

Reference is made to the Credit and Security Agreement dated as of October 19, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Acuity Enterprise, Inc. (the “Borrower”), Acuity Specialty Products, Inc. as initial Servicer, Variable Funding Capital Company LLC, and Wachovia Bank, National Association, individually and as Agent. Capitalized terms defined in the Credit Agreement are used herein with the same meanings.

1. The [Servicer, on behalf of the] Borrower hereby certifies, represents and warrants to the Agent and the Lenders that on and as of the Borrowing Date (as hereinafter defined):

(a) all applicable conditions precedent set forth in Article VI of the Credit Agreement have been satisfied;

(b) each of its representations and warranties contained in Section 5.1 of the Credit Agreement will be true and correct, in all material respects, as if made on and as of the Borrowing Date;

(c) no event will have occurred and is continuing, or would result from the requested Advance, that constitutes an Amortization Event or Unmatured Amortization Event;

(d) the Facility Termination Date has not occurred; and

(e) after giving effect to the Advances requested below, the aggregate principal balance of the Advances outstanding will not exceed the Borrowing Base and the Aggregate Principal outstanding will not exceed the Aggregate Commitment.

2. The [Servicer, on behalf of the] Borrower hereby requests that VFCC (or its Liquidity Banks) make Advances on                      , 20    (the “Borrowing Date”) as follows:

(a) Aggregate Amount of Advances: $            .

(b) If the Advances are not funded by VFCC, the [Servicer on behalf of the] Borrower requests that the Liquidity Banks make Alternate Base Rate Loans that convert into LIBO Rate Loans with an Interest Period of             months on the third Business Day after the Borrowing Date).

3.	Please disburse the proceeds of the Loans as follows:

[Apply $             to payment of principal and interest of existing Loans due on the Borrowing Date]. [Apply $             to payment of fees due on the Borrowing Date]. [Wire transfer $             to account no.              at              Bank, in [city, state], ABA No.              , Reference:              , and $             to account no.              at              Bank, in [city, state], ABA No.              , Reference:              ].

IN WITNESS WHEREOF, the [Servicer, on behalf of the] Borrower has caused this Borrowing Request to be executed and delivered as of this          day of                  ,          .

[ACUITY SPECIALTY PRODUCTS, INC., AS SERVICER, on behalf of] ACUITY ENTERPRISE, INC., AS BORROWER

By:
Name:
Title:

EXHIBIT III

PLACES OF BUSINESS OF THE LOAN PARTIES; LOCATIONS OF RECORDS;

FEDERAL EMPLOYER AND ORGANIZATIONAL IDENTIFICATION NUMBER(S);

PRIOR NAMES

Highway 41 North

Emerson, GA 30137

1310 Seaboard Industrial Blvd.

Atlanta, GA 30318

Borrower’s Federal Employee Identification Number: #31-1825290

Borrower’s Organization Identification Number: #3680055

EXHIBIT IV

NAMES OF COLLECTION BANKS; LOCK-BOXES & COLLECTION ACCOUNTS

LOCK-BOX	RELATED COLLECTION ACCOUNT
P.O. Box 945786 Atlanta, GA 30392-5786	Name of Current Account Holder: Account Number: Bank Name: ABA Number: Contact Person: Contact’s Tel: Contact’s Fax:	[Enforcer Products, a division of ASP] Lockbox#945786,DDA#2079900422649 Wachovia Bank, National Association 061000227 Shirley Clements 800-590-7868, Team #401, Ext.240465 866-842-0585

13237 Collections Center Dr. Chicago, IL 60693 P.O. Box 404628 Atlanta, GA 30384-4628 File 50188 Los Angeles, CA 90074-0188 P.O. Box 841508 Dallas, TX 75284-1508 P.O. Box 3338 Boston, MA 02241-3338	Name of Current Account Holder: Account Number: Bank Name: ABA Number: Contact Person: Contact’s Tel: Contact’s Fax:	[Zep Manufacturing, a division of ASP] 3756337286 Bank of America 111000012 Louvenia Parker 404-607-5441 404-532-3404

P.O. Box 12118 Atlanta, GA 30384	Name of Current Account Holder: Account Number: Bank Name: ABA Number: Contact Person: Contact’s Tel: Contact’s Fax:	[Enforcer Products, a division of ASP] Lockbox #12118, DDA #3751911681 Bank of America 111000012 Louvenia Parker 404-607-5441 404-532-3404

EXHIBIT V

FORM OF COMPLIANCE CERTIFICATE

To: Wachovia Bank, National Association, as Agent

This Compliance Certificate is furnished pursuant to that certain Credit and Security Agreement dated as of October 19, 2007 among Acuity Enterprise, Inc. (the “Borrower”), Acuity Specialty Products, Inc. as initial Servicer, Variable Funding Capital Company LLC, and Wachovia Bank, National Association, individually and as Agent (the “Agreement”).

THE UNDERSIGNED HEREBY CERTIFIES IN HIS OR HER REPRESENTATIVE CAPACITY ON BEHALF OF PERFORMANCE GUARANTOR THAT:

1. I am the duly elected                 of                 .

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Performance Guarantor and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Unmatured Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4. Schedule I attached hereto sets forth financial data and computations evidencing the compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

[5. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which          has taken, is taking, or proposes to take with respect to each such condition or event:                      ]

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered by the undersigned in his or her representative capacity on behalf of              , all as of                      , 20__ .

By:
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

A. Schedule of Compliance as of             , 200_ with Section              of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:

EXHIBIT VI

[intentionally omitted]

EXHIBIT VII

FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is entered into as of the              day of             ,         , by and between                  (“Assignor”) and              (“Assignee”).

PRELIMINARY STATEMENTS

A. This Assignment Agreement is being executed and delivered in accordance with Section 12.1(b) of that certain Credit and Security Agreement dated as of October 19, 2007 by and among Acuity Enterprise, Inc. (the “Borrower”), Acuity Specialty Products, Inc. as initial Servicer, Variable Funding Capital Company LLC, and Wachovia Bank, National Association, as Agent, and the Liquidity Banks party thereto (as amended, modified or restated from time to time, the “Credit and Security Agreement”) and that certain Liquidity Asset Purchase Agreement dated as of October __, 2007 by and among VFCC, the Liquidity Banks from time to time party thereto and Wachovia Bank, National Association, as Agent (as amended, modified or restated from time to time, the “Liquidity Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Credit and Security Agreement.

B. Assignor is a Liquidity Bank party to the Credit and Security Agreement and the Liquidity Agreement, and Assignee wishes to become a Liquidity Bank thereunder; and

C. Assignor is selling and assigning to Assignee an undivided             % (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Transaction Documents and the Liquidity Agreement, including, without limitation, Assignor’s Commitment, Assignor’s Liquidity Commitment and (if applicable) Assignor’s Loans to the Borrower as set forth herein.

AGREEMENT

The parties hereto hereby agree as follows:

1. The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) two (2) Business Days (or such other date selected by the Agent in its sole discretion) following the date on which a notice substantially in the form of Schedule II to this Assignment Agreement (“Effective Notice”) is delivered by the Agent to VFCC, Borrower, Servicer, Assignor and Assignee. From and after the Effective Date, Assignee shall be a Liquidity Bank party to the Credit and Security Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.

2. If Assignor has no outstanding principal under the Credit and Security Agreement or the Liquidity Agreement, on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty

(except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and Liquidity Commitment and all rights and obligations associated therewith under the terms of the Credit and Security Agreement and the Liquidity Agreement, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under the Credit and Security Agreement and the Liquidity Agreement.

3. If Assignor has any outstanding principal under the Credit and Security Agreement and Liquidity Agreement, at or before 12:00 noon, local time of Assignor, on the Effective Date Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the outstanding principal of Assignor’s Loans and, without duplication, Assignor’s Percentage Interests (as defined in the Liquidity Agreement) (such amount, being hereinafter referred to as the “Assignee’s Principal”); (ii) all accrued but unpaid (whether or not then due) Interest attributable to Assignee’s Principal; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Principal for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date (the “Assignee’s Acquisition Cost”); whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment, Liquidity Commitment, Loans (if applicable) and Percentage Interests (if applicable) and all related rights and obligations under the Transaction Documents and the Liquidity Agreement, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under the Credit and Security Agreement and the Liquidity Agreement.

4. Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Credit and Security Agreement or the Liquidity Agreement.

5. Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

6. By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, the Agent and the Liquidity Banks as follows: (a) other than the representation and warranty that it has not created any Adverse Claim upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with any of the Transaction Documents or the Liquidity Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of Assignee, the Credit and Security Agreement, the Liquidity Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any Collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any Obligor, any Affiliate of the Borrower or the performance or observance by the Borrower, any Obligor, any Affiliate of the

Borrower of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of each of the Transaction Documents and the Liquidity Agreement, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (d) Assignee will, independently and without reliance upon the Agent, VFCC, Borrower or any other Liquidity Bank or Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents and the Liquidity Agreement; (e) Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents and the Liquidity Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (f) Assignee agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Liquidity Agreement, the Credit and Security Agreement and the other Transaction Documents, are required to be performed by it as a Liquidity Bank or, when applicable, as a Lender.

7. Each party hereto represents and warrants to and agrees with the Agent that it is aware of and will comply with the provisions of the Credit and Security Agreement, including, without limitation, Sections 14.5 and 14.6 thereof.

8. Schedule I hereto sets forth the revised Commitment and Liquidity Commitment of Assignor and the Commitment and Liquidity Commitment of Assignee, as well as administrative information with respect to Assignee.

9. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. Assignee hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all senior indebtedness for borrowed money of VFCC, it will not institute against, or join any other Person in instituting against, VFCC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

SCHEDULE I TO ASSIGNMENT AGREEMENT

LIST OF LENDING OFFICES, ADDRESSES

FOR NOTICES AND COMMITMENT AMOUNTS

Date:                         ,

Transferred Percentage:                         %

	A-1	A-2	B-1	B-2	C-1	C-2
Assignor	Commitment (prior to giving effect to the Assignment Agreement)	Commitment (after giving effect to the Assignment Agreement)	Outstanding principal (if any)	Ratable Share of Outstanding principal	Liquidity Commitment (prior to giving effect to the Assignment Agreement)	Liquidity Commitment (after giving effect to the Assignment Agreement)

	A-1	A-2	B-1	B-2	C-1	C-2
Assignee	Commitment (prior to giving effect to the Assignment Agreement)	Commitment (after giving effect to the Assignment Agreement)	Outstanding principal (if any)	Ratable Share of Outstanding principal	Liquidity Commitment (prior to giving effect to the Assignment Agreement)	Liquidity Commitment (after giving effect to the Assignment Agreement)

Address for Notices

Attention:
Phone:
Fax:

SCHEDULE II TO ASSIGNMENT AGREEMENT

EFFECTIVE NOTICE

TO:	, Assignor

TO:	, Assignee

The undersigned, as Agent under the Credit and Security Agreement dated as of October __, 2007 by and among Acuity Enterprise, Inc., as Borrower and Acuity Specialty Products, Inc., as initial Servicer, Variable Funding Capital Company LLC, Wachovia Bank, National Association, as Agent, and the Liquidity Banks party thereto, hereby acknowledges receipt of executed counterparts of a completed Assignment Agreement dated as of             , 200_ between             , as Assignor, and             , as Assignee. Terms defined in such Assignment Agreement are used herein as therein defined.

1. Pursuant to such Assignment Agreement, you are advised that the Effective Date will be             ,         .

2. Each of the undersigned hereby consents to the Assignment Agreement as required by Section 12.1(b) of the Credit and Security Agreement.

[3. Pursuant to such Assignment Agreement, the Assignee is required to pay $             to Assignor at or before 12:00 noon (local time of Assignor) on the Effective Date in immediately available funds.]

Very truly yours,

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:
Title:

VARIABLE FUNDING CAPITAL COMPANY LLC
By: Wachovia CAPITAL MARKETS, LLC, ITS ATTORNEY-IN-FACT

By:
Name:
Title:

***[The Borrower hereby consents to the foregoing assignment:

ACUITY ENTERPRISE, INC.

By:
Name:
Title:]****

EXHIBIT VIII

FORM OF MONTHLY REPORT

[attached]

Acuity Enterprise Inc Monthly Servicer Report

For the Month Ended:

8/31/07

(Page 1)

($)

Borrowing Base
A/R ROLLFORWARD
Beginning Balance
Add: Sales
Less: Allowances (-)
Add: Gross Debit Adjustments (+)
Less: Bad Debt Write-offs
Less: Collections (-)
Less: Returns & Rebills (-)
Less: Returns (-)
Add: Gross OIR Debits (excluding branch transfers)
Less: Gross OIR Credits (excluding branch transfers)
Less: Gross Credit Adjustments
EOM AR Balance

AGING SCHEDULE		% of Total Aging
	Current	Current Month	1 Month Prior	2 Months Prior
Current
1-30 DPD
31-60 DPD
61-90 DPD
91-120 DPD
121+ Days Past Due
Total Credits in Agings

Total Aging

A/R RECONCILIATIONS
Calculated Ending A/R
Reported Ending A/R
Difference
Calculated Ending A/R
Total Aging
Difference
INELIGIBLES
Defaulted Receivables
Unapplied Cash and Credits in 91-120 DPD bucket
Unapplied Cash and Credits in 121+ DPD bucket
Not Ineligible: Government Receivables
Not Ineligible: Home Depot billed in Canadian $s in the U.S.
Foreign Receivables
Cross Aging Receivables
Intercompany Receivables
Bankrupt
Not Ineligible: Terms > 60 Days
Not Ineligible: >90 day terms
Ineligible Terms
Installment Contracts
Rebate Accrual (Contractual)
Coop Accrual (Contractual)
Cash Discounts (Contractual)
Ineligible Govt Receivables
Total Ineligibles

Eligible Receivables

EXHIBIT IX

[FORM OF] PERFORMANCE UNDERTAKING

THIS PERFORMANCE UNDERTAKING (this “Undertaking”), dated as of October __, 2007, is executed by ZEP, Inc., a Delaware corporation (formerly known as Acuity Brands Holdings, Inc.) (the “Performance Guarantor”) in favor of Acuity Enterprise, Inc., a Delaware corporation (together with its successors and assigns, “Recipient”).

RECITALS

1.	Acuity Specialty Products, Inc., a Delaware corporation (“Originator”), and Recipient are parties to an Second Amended and Restated Receivables Sale and Contribution Agreement, dated as of October 19, 2007 (as amended, restated or otherwise modified from time to time, the “Sale and Contribution Agreement”), pursuant to which Originator, subject to the terms and conditions contained therein, is selling its right, title and interest in its accounts receivable and certain related assets to Recipient.

2.	Recipient intends to finance its purchases under the Sale and Contribution Agreement in part by borrowing under an Amended and Restated Credit and Security Agreement dated as of October 19, 2007 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Credit and Security Agreement” and, together with the Sale and Contribution Agreement, the “Agreements”) among Recipient, as Borrower, Acuity Specialty Products, Inc., as initial servicer (in such capacity, the “Initial Servicer”), Variable Funding Capital Company LLC (“VFCC”), the banks and other financial institutions from time to time party thereto as “Liquidity Banks” (together with VFCC, the “Lenders”) and Wachovia Bank, National Association or any successor agent appointed pursuant to the terms of the Credit and Security Agreement, as agent for the Lenders (in such capacity, the “Agent”).

3.	Performance Guarantor owns, directly or indirectly, one hundred percent (100%) of the capital stock of Originator, the other Initial Servicer and Recipient, and Originator (and accordingly, Performance Guarantor) is expected to receive substantial direct and indirect benefits from its sale and contribution of receivables pursuant to the Sale and Contribution Agreement (which benefits are hereby acknowledged).

4.	As an inducement for Recipient to acquire Originator’s accounts receivable pursuant to the Sale and Contribution Agreement, Performance Guarantor has agreed to guaranty (a) the due and punctual performance by Originator of its obligations under the Sale and Contribution Agreement, and (b) the due and punctual performance by the Initial Servicer of its servicing duties under the Credit and Security Agreement.

5.	Performance Guarantor wishes to guaranty the due and punctual performance by Originator and the Initial Servicer of the aforesaid obligations as provided herein.

AGREEMENT

NOW, THEREFORE, Performance Guarantor hereby agrees as follows:

Section 1. Definitions. Capitalized terms used herein and not defined herein shall the respective meanings assigned thereto in the Agreements. In addition:

“Guaranteed Obligations” means, collectively, (a) all covenants, agreements, terms, conditions and indemnities to be performed and observed by Originator as seller and contributor under the Sale and Contribution Agreement, including, without limitation, the due and punctual payment of all sums which are or may become due and owing by Originator in its capacity as a seller or seller and contributor under the Sale and Contribution Agreement, whether for fees, expenses (including actual and reasonable counsel fees), indemnified amounts or otherwise, whether upon any termination or for any other reason, and (b) all Servicing-Related Obligations.

“Servicing Related Obligations” means all covenants, agreements, terms, conditions and indemnities to be performed and observed by the Initial Servicer in its capacity as such under the Credit and Security Agreement.

Section 2. Guaranty of Performance of Guaranteed Obligations. Performance Guarantor hereby guarantees to Recipient, the full and punctual payment and performance by Originator and the Initial Servicer of their respective Guaranteed Obligations. This Undertaking is an absolute, unconditional and continuing guaranty of the full and punctual performance of all Guaranteed Obligations and is in no way conditioned upon any requirement that Recipient first attempt to collect any amounts owing by Originator or either Initial Servicer, as the case may be, to Recipient, the Agent or VFCC from any other Person or resort to any collateral security, any balance of any deposit account or credit on the books of Recipient, the Agent or VFCC in favor of Originator, the Initial Servicer or any other Person or other means of obtaining payment. Should Originator or the Initial Servicer default in the payment or performance of any of its Guaranteed Obligations, Recipient (or its assigns) may cause the immediate performance by Performance Guarantor of such Guaranteed Obligations and cause any such payment Guaranteed Obligations to become forthwith due and payable to Recipient (or its assigns), without demand or notice of any nature (other than as expressly provided herein), all of which are hereby expressly waived by Performance Guarantor. Notwithstanding the foregoing, this Undertaking is not a guarantee of the payment or collection of any of the Receivables or the Loans, and Performance Guarantor shall not be responsible for any Guaranteed Obligations to the extent the failure to perform such Guaranteed Obligations by Originator or the Initial Servicer results from Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; provided that nothing herein shall relieve Originator or the Initial Servicer from performing in full its Guaranteed Obligations under the Agreements or Performance Guarantor of its undertaking hereunder with respect to the full performance of such duties.

Section 3. Performance Guarantor’s Further Agreements to Pay. Performance Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to Recipient (and its assigns), forthwith upon demand in funds immediately available to Recipient, all reasonable costs and expenses (including court costs and reasonable legal expenses) actually incurred or expended by Recipient in connection with enforcement of the Guaranteed Obligations and/or this Undertaking, together with interest on amounts not paid by Performance Guarantor under this Undertaking within two Business Days after such amounts become due until payment, at a rate of interest (computed for the actual number of days elapsed based on a 360 day year) equal to the Prime Rate plus 2% per annum, such rate of interest changing when and as the Prime Rate changes.

Section 4. Waivers by Performance Guarantor. Performance Guarantor waives notice of acceptance of this Undertaking, notice of any action taken or omitted by Recipient (or its assigns) in reliance on this Undertaking, and any requirement that Recipient (or its assigns) be diligent or prompt in making demands under this Undertaking, giving notice of any Termination Event, Amortization Event, other default or omission by Originator or the Initial Servicer or asserting any other rights of Recipient under this Undertaking. Performance Guarantor warrants that it has adequate means to obtain from Originator and the Initial Servicer, on a continuing basis, information concerning the financial condition of such Person, and that it is not relying on Recipient to provide such information, now or in the future. Performance Guarantor also irrevocably waives all defenses (i) that at any time may be available in respect of the Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect or (ii) that arise under the law of suretyship, including impairment of collateral. Recipient (and its assigns) shall be at liberty, without giving notice to or obtaining the assent of Performance Guarantor and without relieving Performance Guarantor of any liability under this Undertaking, to deal with Originator and the Initial Servicer and with each other party who now is or after the date hereof becomes liable in any manner for any of the Guaranteed Obligations, in such manner as Recipient in its sole discretion deems fit, and to this end Performance Guarantor agrees that the validity and enforceability of this Undertaking, including without limitation, the provisions of Section 7 hereof, shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Guaranteed Obligations or any part thereof; (c) any waiver of any right, power or remedy or of any Termination Event, Amortization Event, or default with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the Guaranteed Obligations or any part thereof; (f) the application of payments received from any source to the payment of any payment obligations of Originator or the Initial Servicer or any part thereof or amounts which are not covered by this Undertaking even though Recipient (or its assigns) might lawfully have elected to apply such payments to any part or all of the payment obligations of such Person or to amounts which are not covered by this Undertaking; (g) the existence of any claim, setoff or other rights which Performance Guarantor may have at any time against Originator or the Initial Servicer in connection herewith or any unrelated transaction; (h) any assignment or transfer of the Guaranteed Obligations or any part thereof; or (i) any failure on the part of Originator or the Initial Servicer to perform or comply with any term of the Agreements or any other document executed in connection therewith or delivered thereunder, all whether or not Performance Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (i) of this Section 4.

Section 5. Unenforceability of Guaranteed Obligations Against Originator and Initial Servicer. Notwithstanding (a) any change of ownership of Performance Guarantor, Originator or the Initial Servicer or the insolvency, bankruptcy or any other change in the legal status of Originator or the Initial Servicer; (b) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations (unless the same shall be applicable to the Performance Guarantor); (c) the failure of Originator, the Initial Servicer or Performance Guarantor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Undertaking, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Undertaking; or (d) if any of the moneys included in the Guaranteed Obligations have become irrecoverable from Originator or the Initial Servicer for any other reason other than final payment in full of the payment obligations in accordance with their terms or lawful setoff of claims against the Purchasers, this Undertaking shall nevertheless be binding on Performance Guarantor. This Undertaking shall be in addition to any other guaranty or other security for the Guaranteed Obligations, and it shall not be rendered unenforceable by the invalidity of any such other guaranty or security. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of Originator or the Initial Servicer or for any other reason with respect to Originator or the Initial Servicer, all such amounts then due and owing with respect to the Guaranteed Obligations under the terms of the Agreements, or any other agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations, shall be immediately due and payable by Performance Guarantor.

Section 6. Representations and Warranties. Performance Guarantor hereby represents and warrants to Recipient and its assigns that (a) Performance Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, and (b) this Undertaking has been duly executed and delivered by Performance Guarantor and constitutes its legally valid and binding obligation, enforceable against Performance Guarantor in accordance with its terms, provided that the enforceability hereof is subject to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 7. Subrogation. Notwithstanding anything to the contrary contained herein, until the Guaranteed Obligations are paid in full Performance Guarantor: (a) will not enforce or otherwise exercise any right of subrogation to any of the rights of Recipient, the Agent or VFCC against Originator or the Initial Servicer, (b) hereby waives all rights of subrogation (whether contractual, under Section 509 of the United States Bankruptcy Code, at law or in equity or otherwise) to the claims of Recipient, the Agent and VFCC against Originator or the Initial Servicer and all contractual, statutory or legal or equitable rights of contribution, reimbursement, indemnification and similar rights and “claims” (as that term is defined in the United States Bankruptcy Code) which Performance Guarantor might now have or hereafter acquire against Originator or the Initial Servicer that arise from the existence or performance of Performance Guarantor’s obligations hereunder, (c) will not claim any setoff, recoupment or counterclaim against Originator or the Initial Servicer in respect of any liability of Performance Guarantor to the Originator and (d) waives any benefit of and any right to participate in any collateral security which may be held by Beneficiaries, the Agent or VFCC.

Section 8. Termination of Performance Undertaking. Performance Guarantor’s obligations hereunder shall continue in full force and effect until all Obligations are finally paid and satisfied in full and the Credit and Security Agreement is terminated, provided that this Undertaking shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of Originator or the Initial Servicer or otherwise, as though such payment had not been made or other satisfaction occurred, whether or not Recipient (or its assigns) is in possession of this Undertaking. No invalidity, irregularity or unenforceability by reason of the federal bankruptcy code or any insolvency or other similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Guaranteed Obligations shall impair, affect, be a defense to or claim against the obligations of Performance Guarantor under this Undertaking.

Section 9. Effect of Bankruptcy. This Performance Undertaking shall survive the insolvency of Originator or the Initial Servicer and the commencement of any case or proceeding by or against Originator or the Initial Servicer under the federal bankruptcy code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes. No automatic stay under the federal bankruptcy code with respect to Originator or the Initial Servicer or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes to which Originator or the Initial Servicer is subject shall postpone the obligations of Performance Guarantor under this Undertaking.

Section 10. Setoff. Regardless of the other means of obtaining payment of any of the Guaranteed Obligations, Recipient (and its assigns) is hereby authorized at any time and from time to time during the existence of any Amortization Event, without notice to Performance Guarantor (any such notice being expressly waived by Performance Guarantor) and to the fullest extent permitted by law, to set off and apply any deposits and other sums against the obligations of Performance Guarantor under this Undertaking then past due for more than two Business Days.

Section 11. Taxes. All payments to be made by Performance Guarantor hereunder shall be made free and clear of any deduction or withholding (except for taxes excluded under Section 10.1 of the Credit and Security Agreement). If Performance Guarantor is required by law to make any deduction or withholding on account of any Taxes or otherwise from any such payment (except for taxes excluded under Section 10.1 of the Credit and Security Agreement), the sum due from it in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Recipient receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

Section 12. Further Assurances. Performance Guarantor agrees that it will from time to time, at the request of Recipient (or its assigns), provide information relating to the business and affairs of Performance Guarantor as Recipient may reasonably request.

Section 13. Successors and Assigns. This Performance Undertaking shall be binding upon Performance Guarantor, its successors and permitted assigns, and shall inure to the benefit of and be enforceable by Recipient and its successors and assigns. Without limiting the generality of the foregoing sentence, Recipient may pledge or assign, and hereby notifies Performance Guarantor that it has pledged and assigned, this Performance Undertaking to the Agent, for the benefit of the Lenders, as security for the Obligations, and Performance Guarantor hereby acknowledges that the Agent may enforce this Performance Undertaking, on behalf of Recipient and the Lenders, with the same force and effect as though the Agent were the Recipient hereunder. Subject to Section 7.1(c)(ii) of the Credit and Security Agreement, Performance Guarantor may not assign or transfer any of its obligations hereunder without the prior written consent of each of Recipient and the Agent.

Section 14. Amendments and Waivers. No amendment or waiver of any provision of this Undertaking nor consent to any departure by Performance Guarantor therefrom shall be effective unless the same shall be in writing and signed by Recipient, the Agent and Performance Guarantor. No failure on the part of Recipient to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 15. Notices. All notices and other communications provided for hereunder shall be made in writing and shall be addressed as follows: if to Performance Guarantor, at the address set forth beneath its signature hereto, and if to Recipient, at the addresses set forth beneath its signature to the Credit and Security Agreement, or at such other addresses as each of Performance Guarantor or any Recipient may designate in writing to the other. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, five (5) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 15.

Section 16. GOVERNING LAW. THIS UNDERTAKING SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF GEORGIA.

Section 17. CONSENT TO JURISDICTION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW: (A) EACH OF PERFORMANCE GUARANTOR AND RECIPIENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR GEORGIA STATE COURT SITTING IN FULTON COUNTY, GEORGIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS UNDERTAKING, THE AGREEMENTS OR

ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH OR DELIVERED THEREUNDER AND (B) EACH OF PERFORMANCE GUARANTOR AND RECIPIENT HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

Section 18. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PERFORMANCE GUARANTOR AND RECIPIENT HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS UNDERTAKING, THE AGREEMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH OR DELIVERED THEREUNDER OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER

Section 19. Bankruptcy Petition. Performance Guarantor hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness owed by VFCC, it will not institute against, or join any other Person in instituting against, VFCC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 20. Miscellaneous. This Undertaking constitutes the entire agreement of Performance Guarantor with respect to the matters set forth herein and supersedes and replaces that certain Performance Undertaking dated as of September 26, 2007, executed by Performance Guarantor in favor of Recipient. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Undertaking shall be in addition to any other guaranty of or collateral security for any of the Guaranteed Obligations. The provisions of this Undertaking are severable, and in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Performance Guarantor hereunder would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Performance Guarantor’s liability under this Undertaking, then, notwithstanding any other provision of this Undertaking to the contrary, the amount of such liability shall, without any further action by Performance Guarantor or Recipient, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. Any provisions of this Undertaking which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise specified, references herein to “Section” shall mean a reference to sections of this Undertaking.

IN WITNESS WHEREOF, Performance Guarantor has caused this Undertaking to be executed and delivered as of the date first above written.

ZEP, INC., A DELAWARE CORPORATION

By:
Name:
Title:

Address for Notices:

4401 Northside Parkway, Suite 700
Atlanta, Georgia 30327-3093

Attention: General Counsel

Fax No.: (404) 367-4082
Telephone No.: (404) 352-1680

SCHEDULE A

COMMITMENTS OF LIQUIDITY BANKS

LIQUIDITY BANK	COMMITMENT
Wachovia Bank, National Association	$40,000,000